UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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Saks Incorporated

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SEC 1913 (3-99)

750 Lakeshore Parkway

Birmingham, Alabama 35211

October 26, 2005

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders to be held at 9:00 a.m., Central Standard Time, on Thursday, December 8, 2005, at the Company’s corporate offices located at 750 Lakeshore Parkway, Birmingham, Alabama 35211.

The notice of the meeting and proxy statement accompanying this letter describe the specific business to be acted upon. Your vote is very important. We ask that you vote over the Internet or by telephone or return your proxy card in the postage-paid envelope as soon as possible.

I hope you will be able to join us, and I look forward to seeing you.

Sincerely,

R. Brad Martin

Chairman of the Board and

Chief Executive Officer

750 Lakeshore Parkway

Birmingham, Alabama 35211

NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS

To the Shareholders of Saks Incorporated:

Notice is hereby given that the Annual Meeting of the Shareholders of Saks Incorporated (the “Company”) will be held at 9:00 a.m., Central Standard Time, on Thursday, December 8, 2005, at the Company’s corporate offices located at 750 Lakeshore Parkway, Birmingham, Alabama, for the following purposes:

1. To elect three Directors to hold office for the term specified or until their respective successors have been elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year ending January 28, 2006;

3. To approve an amendment to the Company’s Amended and Restated Charter to eliminate specified supermajority voting requirements;

4. To vote on a shareholder proposal concerning the Company’s classified Board of Directors;

5. To vote on a shareholder proposal concerning cumulative voting for the election of Directors;

6. To vote on a shareholder proposal concerning the Company’s Director-election vote standard; and

7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on October 7, 2005 are entitled to notice of, and to vote at, the meeting.

Shareholders are cordially invited to attend the meeting in person.

By order of the Board of Directors,

Julia Bentley

Secretary

October 26, 2005

Whether or not you intend to be present at the meeting, you are urged to vote over the Internet, by telephone, or to mark, sign, and date the enclosed proxy card and return it promptly in the envelope provided. Please see the proxy card for procedures and instructions for Internet and telephone voting.

PROXY STATEMENT

Information Concerning the Solicitation

This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of the Shareholders (the “Annual Meeting”) of Saks Incorporated, a Tennessee corporation (the “Company”), to be held on December 8, 2005.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. Directors, officers, and employees of the Company may solicit proxies by telephone, Internet, telecopier, mail, or personal contact. In addition, the Company has retained Georgeson Shareholder Communications Inc., New York, New York, to assist with the solicitation of proxies for a fee not to exceed $11,500, plus reimbursement for out-of-pocket expenses. Arrangements will be made with brokers, nominees, and fiduciaries to send proxies and proxy materials at the Company’s expense to their principals. The proxy materials are first being mailed to shareholders on or about October 26, 2005.

Shareholders whose shares are registered in their own name may vote over the Internet, by telephone, or by signing and returning a proxy in the enclosed form. Instructions for voting over the Internet or by telephone are set forth in the enclosed proxy card. A shareholder has the power to revoke the proxy at any time before the shares subject to it are voted by (i) returning a later-dated proxy card, (ii) entering a new vote by telephone or on the Internet, (iii) delivering written notice of revocation to the Company’s Secretary, or (iv) voting in person by ballot at the Annual Meeting. If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares in accordance with your instructions.

If you properly complete your proxy card, your shares will be voted at the Annual Meeting in the manner that you direct. In the event you return a signed proxy card on which no directions are specified, your shares will be voted FOR the election of the three Director nominees (Item 1), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2006 (Item 2), FOR the approval of the amendment to the Company’s Charter (Item 3), and AGAINST the three proposals submitted by shareholders (Items 4, 5, and 6).

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting. A quorum must be present in order for the Annual Meeting to be held. In order for the quorum requirement to be satisfied, a majority of the issued and outstanding shares of Common Stock of the Company (“Common Stock”) entitled to vote at the meeting must be present in person or represented by proxy. The election inspectors will treat abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers will not have discretionary voting power with respect to the proposal to amend the Amended and Restated Charter or the three proposals submitted by shareholders.

The number of nominees proposed by the Board of Directors to be re-elected as Directors at the Annual Meeting is the same as the number of directors to be elected, and no shareholder has utilized the procedures provided in the Company’s Bylaws to nominate an additional person or persons for election to the Board of Directors at the Annual Meeting (see “Shareholders’ Proposals or Nominations for 2006 Annual Meeting”). As a result, each nominee proposed for re-election at the Annual Meeting who receives affirmative votes at the Annual Meeting in person or by proxy will be elected.

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for election to the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals. The approval of the amendment to the Company’s Amended and Restated Charter requires the approval of 80% or more of the outstanding shares of the Company entitled to vote for the election of Directors. Abstentions and broker non-votes will have the effect of a negative vote. All other matters will be approved if the votes cast favoring the action exceed the votes cast opposing the action. As such, abstentions and broker non-votes will have no effect on the outcome of such matters.

Outstanding Voting Securities

Only shareholders of record at the close of business on October 7, 2005 are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 141,901,225 shares of Common Stock. Each share has one vote.

Listed in the following table are the number of shares owned by each Director, the executive officers named in the Summary Compensation Table under the heading “Executive Compensation,” and all Directors and executive officers of the Company as a group as of October 7, 2005. Except as otherwise noted, each of the persons named in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by him or her. The table also includes the beneficial owners as of October 7, 2005 (unless otherwise noted) of more than 5% of the outstanding Common Stock who are known to the Company.

Name of Beneficial Owner (and Address if “Beneficial Ownership” Exceeds 5%)	Total Shares Beneficially Owned (1)		Percentage of Common Stock Ownership
Stanton J. Bluestone	317,484		*
Robert B. Carter	7,000		*
James A. Coggin	1,414,441		*
Douglas E. Coltharp	922,911		*
Ronald de Waal	4,131,490		2.91%
Julius W. Erving	119,308		*
Michael S. Gross	109,354		*
Donald E. Hess	638,770	(2)	*
George L. Jones	1,669,580		1.16%
R. Brad Martin	5,135,551	(3)	3.57%
Nora P. McAniff	13,023		*
C. Warren Neel	105,283		*
Stephen I. Sadove	1,963,504		1.37%
Marguerite W. Sallee	101,042		*
Christopher J. Stadler	58,420		*
Donald Wright	575,378		*

All Directors and Executive Officers as a group (17 persons)	15,520,315		10.50%

5% Owners:
Inmobiliaria Carso, S.A. de C.V.	18,050,000	(4)(5)	12.72%
Southeastern Asset Management, Inc.	19,848,100	(4)(6)	13.98%

*	Owns less than 1% of the total outstanding shares of Common Stock.
(1)

Includes, respectively, (a) shares that the following persons have a right to acquire within sixty days after October 7, 2005 through the exercise of stock options and (b) restricted stock awards (including performance shares) for which the restrictions have not lapsed: Mr. Bluestone (301,931; 2,000), Mr. Carter (0; 6,500), Mr. Coggin (1,059,403; 138,334), Mr. Coltharp (673,037; 140,000), Mr. de Waal (59,626;

4,000), Mr. Erving (82,264; 2,600), Mr. Gross (84,506; 2,000), Mr. Hess (74,418; 2,000), Mr. Jones (1,559,580; 0), Mr. Martin (1,927,300; 495,000), Ms. McAniff (6,053; 3,400), Dr. Neel (72,518; 2,000), Mr. Sadove (1,203,744; 325,600), Ms. Sallee (84,506; 2,200), Mr. Stadler (40,796; 3,400), Mr. Wright (478,796; 0), and all Directors and executive officers as a group (5,940,607; 1,253,119).

(2)	Includes: (i) 226,040 shares held by Mr. Hess as trustee or co-trustee for his children. Does not include: (i) 4,580 shares owned directly by his wife, (ii) 14,660 shares held by his wife as co-trustee for one of their children, or (iii) 91,984 shares held by another individual as trustee for Mr. Hess’s children.
(3)	Includes: (i) 2,375 shares owned by RBM Venture Company, a company of which Mr. Martin is sole shareholder, (ii) 271,666 shares held by Mr. Martin as trustee or co-trustee for his children and (iii) 84,310 shares owned by the Martin Family Foundation.
(4)	Information relating to the beneficial owner of Common Stock (and any related entity or person) is derived (i) for Inmobiliaria Carso, S.A. de C.V. from a statement on Form 4 filed with the Securities and Exchange Commission (“SEC”) on May 5, 2005 by Carlos Slim Helu (which includes beneficial ownership of Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit (collectively “the Slim family;” Inmobiliaria; and Orient Star Holdings LLC “Orient Star” (see Note 5)) and information furnished on behalf of such persons; and (ii) for Southeastern Asset Management, Inc. from a Schedule 13G/A filed with the SEC on July 7, 2005.
(5)	Orient Star beneficially owns directly 1,350,000 shares. Inmobiliaria, a corporation organized under the laws of Mexico, is the sole member of Orient Star, and therefore may be deemed to have indirect beneficial ownership of the 1,350,000 shares owned directly by Orient Star. Inmobiliaria beneficially owns directly 16,700,000 shares. The Slim family beneficially owns all of the outstanding voting equity securities of Inmobiliaria. As a result, each member of the Slim family may be deemed to have indirect beneficial ownership of (i) the 1,350,000 shares beneficially owned indirectly by Inmobiliaria and beneficially owned directly by Orient Star and (ii) the 16,700,000 shares beneficially owned directly by Inmobiliaria. The principal business address for each member of the Slim family is Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 Mexico D.F., Mexico.
(6)	Southeastern Asset Management, Inc. (“Southeastern”) is an investment adviser registered under the Investment Advisers Act of 1940. These shares of Common Stock are held by one or more of Southeastern’s clients. Pursuant to investment advisory agreements with its clients, Southeastern has sole voting power over 15,936,400 shares, sole investment power over 19,848,100 shares, and shared voting power and shared investment power over none of the shares. Southeastern disclaims beneficial ownership of all of these shares. Southeastern’s address is 6410 Poplar Avenue, Memphis, Tennessee.

The Company strongly encourages its senior executives and Directors to hold a personally meaningful equity interest in the Company, and stock ownership guidelines have been established for senior management and Directors. The Company believes such ownership aligns the interests of management, Directors, and shareholders.

ELECTION OF DIRECTORS

(Item No. 1)

The Company’s Amended and Restated Charter provides that the Board of Directors shall be divided into three classes, designated as Class I, Class II, and Class III. The terms of Class I, II, and III will expire at the annual meetings of shareholders in 2007, 2005, and 2006, respectively. The Board of Directors proposes the re-election of three Class II Directors: Michael S. Gross, Nora P. McAniff, and Stephen I Sadove. Class II Director James A. Coggin is not standing for re-election. George L. Jones, formerly President and Chief Executive Officer of Saks Department Store Group and a Class II Director, resigned as an officer and Director of the Company effective September 30, 2005.

The three Class II Directors standing for re-election, together with the nine Directors whose terms continue after the Annual Meeting, will comprise the Board of Directors. Each Director will hold office for the term specified and until the Director’s successor is elected and qualified (see “Information Concerning the Solicitation”). Unless otherwise instructed by the shareholder, the persons named in the enclosed form of proxy intend to vote for the election of Messrs. Gross and Sadove and Ms. McAniff as Class II Directors. If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), the proxies will be voted for the election of a substitute nominee to be selected by the Board of Directors.

The Board of Directors’ current policy is that no Director will be nominated by the Board to stand for re-election after reaching age 72, although the Board may determine, in special circumstances, that this policy should not apply with respect to any particular director.

The Company’s bylaws require that Directors who are not officers of the Company must submit to the Board a letter of resignation upon any change in the Director’s principal business or other activity in which the Director was engaged at the time of the Director’s election. The Board’s Corporate Governance Committee will review the letter of resignation and make a recommendation, based on all of the relevant facts and circumstances (including the needs of the Board), as to whether the Board should accept the Director’s resignation.

We have provided below information about the nominees and other Directors. The business associations shown have been continued for more than five years unless otherwise noted.

Name, Principal Occupation, and Directorships	Age	Director Since
NOMINEES FOR DIRECTOR:

Class II (terms expiring in 2008):

Michael S. Gross	43	1994
Co-founder and Partner of Apollo Management, L.P., an investment firm. Mr. Gross also has served as Chairman and Chief Executive Officer of Apollo Investment Corporation, a business development company, since April 2004. He serves on the Boards of Directors of Allied Waste Industries, Inc., Educate, Inc. and United Rentals, Inc.

Nora P. McAniff	46	2002
Executive Vice President of Time, Inc., a magazine publisher, since September 2002. Ms. McAniff served as Group President of the People Magazine Group of Time Inc. between January 2001 and August 2002 and President of People Magazine between October 1998 and January 2001.

Stephen I. Sadove	54	1998
Vice Chairman of the Company since January 2002 and Chief Operating Officer of the Company since March 2004. Mr. Sadove served as Senior Vice President of Bristol-Myers Squibb, a beauty, nutritional, and pharmaceutical company, and President of Bristol-Myers Squibb Worldwide Beauty Care from 1996 to January 2002. Mr. Sadove serves on the Board of Directors of Ruby Tuesday, Inc. and the Board of Trustees of Equity Office Properties Trust

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE SHAREHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE ABOVE-LISTED NOMINEES.

CONTINUING DIRECTORS:

Class I (terms expiring in 2007):

Stanton J. Bluestone	71	1998
Chairman of the Carson Pirie Scott group of the Company from February 1998 until his retirement in January 1999. Mr. Bluestone served as Chairman and Chief Executive Officer of Carson Pirie Scott & Co. (“CPS”) between March 1996 and January 1998. Prior to that, Mr. Bluestone held other executive positions with CPS.

Name, Principal Occupation, and Directorships	Age	Director Since

Robert B.Carter	46	2004
Executive Vice President and Chief Information Officer of FedEx Corporation, an international provider of transportation, information, international trade support, and supply chain services.

Julius W. Erving	55	1997
President of the Erving Group, a private management company. Mr. Erving also served as Executive Vice President of RDV Sports, a sports management company, between September 1997 and June 2003. Mr. Erving serves on the Board of Directors of Fusion Telecommunications International, Inc.

Donald E. Hess	56	1996
Chief Executive Officer of Southwood Partners, a private investment company, and Chairman Emeritus of Parisian. Mr. Hess served as Chairman of the Parisian group of the Company from April 1997 until his retirement in December 1997 and served as President and Chief Executive Officer of Parisian, Inc. from 1986 to April 1997.

Class III (terms expiring in 2006):

Ronald de Waal	53	1985
Vice Chairman of the Company’s Board of Directors. Chairman of WE International, B.V., a Netherlands corporation, which operates fashion specialty stores in Belgium, the Netherlands, Switzerland, Germany, and France. Mr. de Waal serves on the Boards of Directors of Post Properties Inc. and The Body Shop International, PLC.

R. Brad Martin	53	1984
Chief Executive Officer of the Company since 1989 and Chairman of the Board of the Company since 1987. Mr. Martin serves on the Boards of Directors of First Horizon Corporation and Harrah’s Entertainment, Inc.

C. Warren Neel	66	1987
Executive Director of the Center for Corporate Governance at the University of Tennessee, Knoxville, since February 2003. Dr. Neel served as Commissioner of Finance and Administration for the State of Tennessee from July 2000 to January 2003. He served as the Dean of the College of Business Administration at the University of Tennessee, Knoxville, from 1977 until June 2000. Dr. Neel serves on the Board of Directors of American Healthways, Inc.

Marguerite W. Sallee	59	1996
Since October 2004, President and Chief Executive Officer of America’s Promise—The Alliance for Youth, a not-for-profit organization founded in 1997 by General Colin Powell to make children and youth a national priority. She served as Staff Director, Senate Subcommittee on Children and Families between April 2003 and September 2004; as President and Chief Executive Officer of The Brown Schools, the nation’s largest provider of treatment services for troubled adolescents, from September 2001 to March 2003; and as President and Chief Executive Officer of Frontline Group, Inc., an employee training company, from July 1999 to August 2001. Ms. Sallee is co-founder, former Chief Executive Officer, and currently a board member of Bright Horizons Family Solutions.

Christopher J. Stadler	41	2000
Managing Director of Investcorp International, Inc., an investment company. Mr. Stadler serves on the Boards of Directors of U.S. Unwired, Inc. and Werner Co.

Further Information Concerning Directors

Directors’ Fees

Each Director who is not employed by the Company receives an annual fee of $30,000, $2,000 for attendance at each board meeting, and $1,000 for attendance at each meeting of a committee of which the Director is a member (and $750 for participation by telephone in a board or committee meeting). The Audit Committee Chairperson receives an additional annual fee of $7,500, the Human Resources Committee Chairperson receives an additional annual fee of $5,000, and each of the Finance and Corporate Governance Chairpersons receives an additional annual fee of $2,500. Directors are reimbursed for expenses in connection with their services as Directors of the Company. Directors not employed by the Company may elect to receive fees in cash or to participate in the Company’s Deferred Compensation Plan.

Upon initial election or appointment to the Board each non-employee Director is awarded 5,000 shares of restricted stock. The restriction period is ten years, with 10% lapsing on each anniversary date of the award. The restrictions will fully lapse on the earlier of the tenth anniversary of the grant date or upon retirement. Immediately following each annual meeting of shareholders, each non-employee Director is awarded 2,000 shares of restricted stock. Restrictions lapse upon retirement or resignation from the Board. The Company’s Vice Chairman of the Board also receives an additional annual award of 2,000 shares that vests immediately. Directors may elect to defer awards of restricted stock into the Company’s Deferred Compensation Plan. All restricted stock awards to Directors are made under the Saks Incorporated 2004 Long-Term Incentive Plan.

Board Practices

The Board met seven times during the fiscal year ended January 29, 2005. At each regular Board meeting, the non-employee Directors also meet separately with Messrs. Martin and Sadove and then without them. The Chairman of the Corporate Governance Committee, Ronald de Waal, presides over the non-employee Director sessions.

The Company’s Board of Directors has adopted Corporate Governance Guidelines. The Company’s Board of Directors has also adopted a Code of Business Conduct and Ethics (the “Code”) in compliance with New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) standards. The Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, other employees of the Company, and members of the Board must comply with the Code. The Code and the Corporate Governance Guidelines are posted on the Company’s web site at www.saksincorporated.com and are available in print to any person who sends a written request to Charles J. Hansen, the Company’s Executive Vice President and General Counsel, at 750 Lakeshore Parkway, Birmingham, Alabama 35211. Waivers of the policies and procedures set forth in the Code will, to the extent required by law or applicable regulation, be disclosed by means of an appropriate statement on www.saksincorporated.com.

The Board reviews its own performance annually and routinely reviews and plans for succession of the Company’s executive team.

Director Independence

Under the Company’s Corporate Governance Guidelines, a significant majority of the Board should be composed of Independent Directors as those terms are defined in the NYSE rules. The Board of Directors has adopted categorical independence standards that supplement the NYSE listing standards. Under these standards, (i) no director will qualify as “independent” unless the Board of Directors affirmatively determines that the director does not have a material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), and (ii) a director will not be independent if the director has any of the following relationships:

•	The director is an employee of the Company or has been an employee of the Company at any time within the preceding three years.

•	A member of the director’s immediate family is an executive officer of the Company or has been an executive officer of the Company at any time within the preceding three years.

•	The director or an immediate family member of the director received during any 12 month period within the last three years more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service).

•	The director is a current partner or employee of the Company’s internal or external audit firm, or the director was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	A member of director’s immediate family (A) is a current partner of a firm that is the Company’s internal or external auditor, (B) is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (C) was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director is, or within the preceding three years has been, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee.

•	A member of the director’s immediate family is, or within the preceding three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serves or served on the other company’s compensation committee.

•	The director is an employee of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

•	A member of the director’s immediate family is an executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

•	The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets.

•	The director or an immediate family member is, or has been within the last three years, an officer, director or trustee of a charitable organization if the annual charitable contributions to the organization by the Company or any executive officer of the Company exceeds or exceeded the greater of $1 million, or 2% of such charitable organization’s gross revenue.

The Board has reviewed all relationships between each non-employee director and the Company and has affirmatively determined that no non-employee director has a material relationship with the Company directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. The Board has also concluded that no non-employee director has any of the disqualifying relationships identified above. Consequently, the Board has determined that all non-employee directors are independent within the meaning of the NYSE rules and the Board’s categorical standards.

Board Committees

The Board of Directors has established Audit, Human Resources, Corporate Governance, and Finance Committees. The Board has determined that all members of the Audit, Human Resources, and Corporate

Governance Committees are independent within the meaning of the rules of the NYSE and the Board’s categorical standards. All members of the Audit Committee satisfy the heightened standard for audit committee independence provided in the SEC rules.

The Company’s Board of Directors has adopted written charters for the Audit, Human Resources, and Corporate Governance Committees that meet the requirements of the NYSE rules. Each charter is available at www.saksincorporated.com and in print to any person who sends a written request to Charles J. Hansen, the Company’s Executive Vice President and General Counsel, at 750 Lakeshore Parkway, Birmingham, Alabama 35211. Each committee conducts an annual performance appraisal of itself.

The Board and each of its Committees has access, at the Company’s expense, to outside accounting, legal, corporate governance, and other advisors as and when Board or Committee members determine advisor retention is advisable.

Audit Committee

The Audit Committee includes C. Warren Neel (Chair), Stanton J. Bluestone, Michael S. Gross, and Marguerite W. Sallee. The Committee met twelve times during the fiscal year ended January 29, 2005. The purpose of the Committee is to (i) assist the Board in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the qualifications and independence of the Company’s external auditor, and (d) the performance of the Company’s internal auditors and the external auditors; and (ii) prepare the report of the Committee required to be included in the Company’s annual proxy statement.

No member of the Audit Committee may serve on more than two other audit committees of public companies.

The Board of Directors has determined that C. Warren Neel is an “audit committee financial expert” as that term is defined in rules of the SEC implementing requirements of the Sarbanes-Oxley Act of 2002. In reaching this determination, the Board of Directors considered, among other things, the relevant experience of Dr. Neel as described under “Election of Directors.”

Human Resources Committee

The Human Resources Committee includes Christopher J. Stadler (Chair), Robert B. Carter, Julius W. Erving, Donald E. Hess, and Nora P. McAniff. The Committee met five times during the fiscal year ended January 29, 2005. The primary purpose of the Committee is to (i) discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers and (ii) review and recommend to the Board human resource plans, policies, and programs, as well as approve individual executive officer compensation intended to attract, motivate, retain, and appropriately reward associates in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s shareholders.

Corporate Governance Committee

The Corporate Governance Committee includes Ronald de Waal (Chair), Robert B. Carter, Nora P. McAniff, C. Warren Neel, and Christopher J. Stadler. The Committee met four times during the fiscal year ended January 29, 2005. The primary purpose of the Committee is to (i) identify, evaluate, and recommend to the Board individuals qualified to be directors of the Company for either appointment to the Board or to stand for election at a meeting of the shareholders, and (ii) develop and recommend to the Board corporate governance guidelines for the Company. The Committee also makes recommendations with respect to shareholder proposals.

The Corporate Governance Committee does not have any single method for identifying director candidates, but will consider candidates suggested by a wide range of sources. Board candidates must possess personal and business integrity, accountability, informed judgment, business literacy, and high performance standards and be able to contribute knowledge, experience, and skills in at least one of the following core competencies: accounting and finance, management, marketing, industry knowledge, leadership, or strategy.

The Committee also considers any nominees for Director recommended by shareholders. The Committee will apply the same standards in considering Director candidates recommended by shareholders as it applies to other candidates. Shareholders wishing to recommend to the Committee a nominee should write to the Committee c/o the Corporate Secretary at the address provided for such communications on www.saksincorporated.com. Any recommendation submitted by a shareholder must include the same information concerning the candidate and the shareholder as would be required under the Company’s bylaws if the shareholder were nominating that candidate directly, which information requirements are described in this Proxy Statement under the heading “Shareholders’ Proposals or Nominations for 2006 Annual Meeting.”

Finance Committee

The Finance Committee includes Donald E. Hess (Chair), Ronald de Waal, Michael S. Gross, and Christopher J. Stadler. The Committee met twice during the fiscal year ended January 29, 2005. The Committee: (i) ensures the capital structure of the Company is consistent with the long-term value-creating strategy of the Company, (ii) advises management on specific elements of its capital structure strategy, and (iii) approves, based on authority delegated from the Board of Directors, or recommends to the Board of Directors for approval, specific terms and parameters of certain financing transactions.

Meeting Attendance

The Board expects that all Directors will devote sufficient time to the full performance of their Board duties and responsibilities, including attending all Board meetings and all meetings of committees on which the Director serves. Any Director who attends less than 75% of board and committee meetings in a fiscal year is required to provide a written explanation to the Board’s Corporate Governance Committee immediately following the fiscal year end. If the Committee finds the explanation inadequate, the Director will submit a letter of resignation to the Committee, which will determine, based on all relevant facts and circumstances (including the needs of the Board), whether to recommend to the Board that it should accept the Director’s resignation.

Each Director attended 75% or more of the aggregate number of meetings of the Board of Directors and the committee(s) on which such Director served during the fiscal year ended January 29, 2005. The overall average percentage for Directors’ meeting attendance was 96%.

Directors are encouraged, but not required, to attend annual meetings of shareholders. Twelve members of the Board of Directors attended the Company’s June 2004 Annual Meeting.

Policy and Process Regarding Communications with the Board

The Board of Directors has adopted a policy and process for shareholders and other interested parties to communicate with the Board or an individual Director, including Mr. de Waal, who presides over the non-employee Director sessions, or with the non-employee Directors as a group. Shareholders and other interested parties may communicate with the Board collectively, or with any of its individual members, by writing to them c/o the Corporate Secretary at the address provided for such communications on www.saksincorporated.com. Additional information concerning the Company’s process regarding communications with the Board may be found at www.saksincorporated.com.

Executive Compensation

Summary Compensation Table

The following table sets forth, for the fiscal years ended January 29, 2005 (“2004”), January 31, 2004 (“2003”), and February 1, 2003 (“2002”), the cash compensation paid by the Company, as well as other compensation paid or accrued for these years, to the Company’s Chief Executive Officer, to each of the other four most highly compensated individuals who were executive officers of the Company at January 29, 2005, and to George L. Jones, who in March 2004 ceased to be an executive officer, but remained an officer and director of the Company until September 30, 2005 (“Named Executive Officers”). As used in this Proxy Statement, the term “executive officer” has the meaning set forth in Rule 3b-7 under the Securities Exchange Act of 1934.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name & Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)(1)		Securities Underlying Options Granted (#)	All Other Compensation ($)(2)
R. Brad Martin Chairman of the Board and Chief Executive Officer (“CEO”)	2004 2003 2002	1,050,000 1,050,000 1,000,000	0 1,077,500 815,000	83,970 94,162 —	(3) (4)	7,357,250 651,000 529,303	(5,6,7) (7) (8)	— — 69,440	5,125 11,050 2,550

Stephen I. Sadove (11) Vice Chairman and Chief Operating Officer (“COO”)	2004 2003 2002	980,000 980,000 980,000	250,000 739,214 531,650	79,275 21,933 —	(10)	1,833,322 — —	(6,7)	— — —	5,125 7,250 —

George L. Jones (11) President and CEO of Saks Department Store Group	2004 2003 2002	950,000 900,000 900,000	650,000 700,000 700,000	2,584 3,665 —	(12) (13)	— — —		280,188 250,000 400,000	20,562 28,030 16,692

James A. Coggin President and Chief Administrative Officer	2004 2003 2002	800,000 800,000 800,000	200,000 431,040 248,000	2,348 246,344 —	(14) (15)	566,625 — 449,500	(6) (16)	— 158,362 44,440	5,197 349,471 2,550

Douglas E. Coltharp Executive Vice President and Chief Financial Officer	2004 2003 2002	587,500 550,000 550,000	0 237,050 150,000	4,313 226,251 —	(17) (15)	679,950 — 899,000	(6) (16,18)	— 84,997 150,826	5,181 330,237 2,550

Donald Wright (20) Executive Vice President and Chief Accounting Officer	2004 2003 2002	396,517 384,176 376,374	0 145,586 122,776	— 181,339 993	(15)	169,988 — 359,600	(6) (19)	— 108,696 80,303	5,194 5,090 6,000

(1)	As of January 29, 2005, the number and value (based on the January 29, 2005 closing price of $13.80) of shares of restricted stock (including performance shares) held by each of the Named Executive Officers were as follows: Mr. Martin, 730,000 shares ($10,074,000) of restricted stock (including 475,000 performance shares); Mr. Sadove, 248,667 shares ($3,431,604) of restricted stock (including 121,667 performance shares); Mr. Coggin, 70,834 shares ($977,509) of restricted stock (including 37,500 performance shares); Mr. Coltharp, 95,000 shares ($1,311,000) of restricted stock (including 45,000 performance shares), and Mr. Wright, 24,584 shares ($339,259) of restricted stock (including 11,250 performance shares). Mr. Jones did not hold any shares of restricted stock or any performance shares as of such date. Dividends would be paid on the shares by crediting the dividend to a Company account for the holder of the shares. If the shares were to fully vest, the dividend paid on the shares would be paid in cash to the holder of the shares. If a change in control or potential change in control were to occur, the shares held by the Named Executive Officers would vest in accordance with the terms of the Company’s stock incentive plans.

(2)	For 2004 includes (i) matching contributions under the Company’s 401(k) plan as follows: Mr. Martin, $5,125; Mr. Sadove, $5,125; Mr. Coggin, $5,197; Mr. Jones, $5,119; Mr. Coltharp, $5,181; and Mr. Wright, $5,194; and (ii) for Mr. Jones, $15,443 of imputed interest on a loan made to him in 2001. See “Loan Agreement.”
(3)	Includes (i) personal use of airplane valued at $42,673, (ii) Medicare taxes of $9,984 paid on restricted shares and (iii) $10,992 for the portion of interest credited to deferred compensation account balances that exceeded 120% of the “long-term applicable federal rate” specified in Internal Revenue Code Section 1274(d).
(4)	Consists of reimbursement of (i) $28,642 for the cost of long-term disability insurance, (ii) Medicare taxes of $30,610 paid on restricted shares and (iii) $34,910 for the portion of interest credited to deferred compensation account balances that exceeded 120% of the “long-term applicable federal rate” specified in Internal Revenue Code Section 1274(d).
(5)	Includes an award to Mr. Martin of 5,000 shares of restricted stock, granted on May 1, 2004 and valued at $72,000 ($14.40 closing price), which fully vested on May 1, 2005.
(6)	Performance share awards based on cumulative Fiscal 2004 and Fiscal 2005 performance. These awards are subject to future cancellation in whole or in part if the Company does not meet the applicable performance criteria. Shares earned will vest on January 31, 2007. Threshold to earn shares is 90% of plan achievement which earns 30% of target. Maximum shares that can be earned are as follows: Mr. Martin, 75,000 shares ($1,113,250); Mr. Sadove, 75,000 shares ($1,113,250); Mr. Coggin, 37,500 shares ($566,625); Mr. Coltharp, 45,000 shares ($679,950); and Mr. Wright, 11,250 shares ($169,988). Shares were priced as of June 16, 2004 (grant date) and are valued at the closing price of $15.11. Mr. Wright resigned his employment with the Company on June 17, 2005 and is not eligible to earn any of these shares. Mr. Jones did not receive an award of these shares.
(7)	Includes awards made on June 8, 2004 to Messrs. Martin and Sadove of 400,000 and 46,667 performance shares, respectively, having a value of $6,172,000 and $720,072, respectively, based on the closing price of the Company’s Common Stock on June 8, 2004 (the date of grant) of $15.43. The award of 400,000 performance shares was in lieu of Mr. Martin’s rights to receive 1,387,867 “reload” stock options, which rights arose upon Mr. Martin’s exercise in November 2003 of stock options awarded to him in 1995, 2000, and 2001 to purchase a total of 1,806,262 shares of the Company’s Common Stock. The award of 46,667 performance shares was in lieu of Mr. Sadove’s rights to receive 153,193 “reload” stock options, which rights arose upon Mr. Sadove’s exercise in November 2003 of stock options awarded to him in 2000 and 2002 to purchase a total of 198,967 shares of the Company’s Common Stock. The performance share awards provided that they would vest if at any time during the period from and including June 16, 2005 to and including June 17, 2009 the average of the closing prices of the Company’s Common Stock on the New York Stock Exchange for twenty consecutive trading days was $17.50 or greater, and the awards vested in July 2005.
(8)	Awards to Mr. Martin of (i) 5,000 shares of restricted stock, priced as of May 1, 2003 and valued at $44,450 ($8.89 closing price), fully vested on May 1, 2004, and (ii) 35,000 shares of restricted stock based on achievement of 2003 performance criteria, which were priced as of April 1, 2004, valued at $606,550 ($17.33 closing price), and fully vested on April 1, 2005.
(9)	An award to Mr. Martin of 68,830 restricted shares (34,000 of which were based on the achievement of 2002 performance criteria and 34,830 of which were based on the achievement of other performance criteria). This award, which was priced as of February 28, 2003 and valued at $529,303 ($7.69 closing price), fully vested on February 28, 2004.
(10)	Includes (i) personal use of airplane valued at $28,224, (ii) Medicare taxes of $27,532 paid on restricted shares and (iii) $16,769 for an automobile lease.
(11)	Mr. Sadove’s employment as Vice Chairman commenced on January 7, 2002, and he assumed the additional role of COO in March 2004. In addition to the position of President and CEO of Saks Department Store Group, Mr. Jones served as COO of the Company from September 2002 until March 2004. Mr. Jones ceased to be an executive officer of the Company in March 2004 and resigned as an officer and director of the Company effective September 30, 2005.

(12)	Includes $2,584 for the portion of interest credited to deferred compensation account balances that exceeded 120% of the “long-term applicable federal rate” specified in Internal Revenue Code Section 1274(d).
(13)	Includes $3,665 for the portion of interest credited to deferred compensation account balances that exceeded 120% of the “long-term applicable federal rate” specified in Internal Revenue Code Section 1274(d).
(14)	Includes $2,348 for the portion of interest credited to deferred compensation account balances that exceeded 120% of the “long-term applicable federal rate” specified in Internal Revenue Code Section 1274(d).
(15)	Includes tax gross-up for forgiveness of loans to Messrs. Coggin, Coltharp and Wright of $233,978, $218,551, and $174,840, respectively.
(16)	Awards to Messrs. Coggin and Coltharp each of 50,000 shares of restricted stock. These awards, priced as of August 16, 2002 and valued at $449,500 ($8.99 closing price), will fully vest on the tenth anniversary of the grant date if the recipients remain employed by the Company on that date, but are subject to accelerated vesting in one-third installments in 2004, 2005, and 2006 if the Company achieves performance goals for 2003, 2004, and 2005, respectively. In 2004, 16,666 of the shares fully vested for Messrs. Coggin and Coltharp each based on the achievement of the 2003 performance goals.
(17)	Consists of reimbursement of Medicare taxes of $4,313 paid on restricted shares.
(18)	An award to Mr. Coltharp of 50,000 shares of restricted stock priced as of August 16, 2002 and valued at $449,500 ($8.99 closing price). 16,666 shares fully vested on November 1, 2003, 16,666 shares fully vested on November 1, 2004 and one installment of 16,667 shares will fully vest on November 1, 2005 if Mr. Coltharp remains employed on such date.
(19)	An award to Mr. Wright of 40,000 shares of restricted stock priced as of August 16, 2002 and valued at $359,600 ($8.99 closing price). 13,333 shares fully vested on November 1, 2003, 13,333 shares fully vested on November 1, 2004 and 11,667 shares vested as a result of Mr. Wright’s resignation.
(20)	Mr. Wright resigned his employment with the Company effective June 17, 2005.

Stock Options

The following table contains information concerning the grant of stock options under the Company’s incentive plans to the Named Executive Officers during the last fiscal year. Mr. Martin, Mr. Sadove, Mr. Coggin, Mr. Coltharp and Mr. Wright did not receive stock option grants in 2004.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (#) (1)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share) (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
						5%($)	10%($)
George L. Jones	280,188	(4)	99.0%	$15.70	3/1/2014	2,425,266	5,973,546

(1)	In the event of a change in control or potential change in control of the Company, options become exercisable in full.
(2)	All options were granted at the market closing price on the date of grant. No incentive stock options were granted. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.
(3)	Potential gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the optionholder’s continued employment through the vesting period. Mr. Jones resigned as a director and officer of the Company effective September 30, 2005. Accordingly, the amounts reflected in this table may not necessarily be achieved.

(4)	This option is exercisable in cumulative one-fifth installments that commenced six months from the date of grant (with each subsequent installment becoming exercisable on the anniversary date of grant). Upon Mr. Jones’s resignation of employment, the installment that would have become exercisable on March 1, 2006 became immediately exercisable and exercisability for installments that would have become exercisable on March 1, 2007 and March 1, 2008 ceased.

The Company’s policy is to not “reprice” stock options.

Option Exercises and Holdings

The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held at the end of the last fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options Held at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End ($) (1) Exercisable/Unexercisable
R. Brad Martin	0	0	1,807,288/135,577	2,518,249/413,528
Stephen I. Sadove	0	0	1,203,072/336,897	5,826,775/1,679,913
George L. Jones	200,000	937,020	1,133,694/795,732	3,861,801/2,458,698
James A. Coggin	0	0	1,084,932/29,262	2,116,485/36,767
Douglas E. Coltharp	0	0	659,551/25,104	1,223,427/19,352
Donald Wright	0	0	474,141/10,560	761,048/10,219

(1)	Represents the difference between the closing price of the Company’s Common Stock on January 29, 2005 ($13.80) and the exercise price of the options.

Employment Agreements

All of the Named Executive Officers have been employed pursuant to agreements with the Company. Each Employment Agreement sets forth the Named Executive Officer’s minimum base salary, bonus potential, entitlement to participate in the Company’s benefit plans, equity awards, severance benefits and change-in-control protections. Mr. Martin’s Employment Agreement was amended and restated effective December 8, 2004. The current Employment Agreements have the following expiration dates: Mr. Martin, October 1, 2008; Mr. Coggin, March 15, 2006; and Mr. Coltharp, March 15, 2006. Mr. Wright’s Employment Agreement, which would have expired on March 15, 2006, terminated effective June 17, 2005, upon his resignation of employment with the Company, described below. Mr. Jones, whose Employment Agreement would have expired on February 28, 2007, resigned as an officer and director of the Company effective on September 30, 2005. Mr. Sadove’s contract is a severance agreement that remains in effect as long as he is employed by the Company.

The minimum base salaries for the Named Executive Officers specified in their Employment Agreements are: Mr. Martin, $1,000,000; Mr. Sadove, $980,000; Mr. Jones, $950,000; Mr. Coggin, $800,000; Mr. Coltharp, $550,000; and Mr. Wright, $378,500. Each of the Employment Agreements provides bonus opportunities for the Named Executive Officers. Mr. Martin’s annual bonus potential is 100% of his base salary for target achievement of applicable performance measures and up to 200% of base salary for maximum achievement of applicable performance objectives, in each case determined in accordance with the Company’s 2003 Senior Executive Bonus Plan. Mr. Sadove’s standard bonus potential under his Employment Agreement is 70% of base salary for achievement of specific financial plans with the potential of 140% of base salary for breakthrough results, as determined in advance by the Human Resources Committee. Mr. Jones’s annual bonus was no less than $650,000 during the term of his Employment Agreement and could have been as much as 120% of base salary (at the end of the relevant fiscal year) for achievement over planned performance, for each year as established by the Company’s Chief Executive Officer and the Human Resources Committee. The target annual cash bonus for achieving plan for Mr. Coggin is 50%, Mr. Coltharp is 40%, and Mr. Wright is 35% under their respective Employment Agreements, each with an opportunity to earn more than the target bonus. In addition to his salary and bonus, unless his employment is terminated for cause, Mr. Martin is entitled to receive $50,000 annually for fourteen years ending December 31, 2018 in lieu of the Company’s obligation under his prior Employment Agreement to pay split-dollar life insurance premiums. For information concerning 2004 and 2005 annual cash bonuses for Messrs. Martin and Coltharp see “Report of the Human Resources Committee of the Board of Directors on Executive Compensation.”

Under his prior Employment Agreement, Mr. Martin received 250,000 shares of Common Stock in the form of restricted stock that will vest on May 31, 2006, provided that he does not voluntarily end his employment prior to that date. Mr. Martin’s prior Employment Agreement provided that he had the opportunity to earn up to 500,000 additional shares depending on the average of the closing prices for the Company’s Common Stock during the twelve-month period ending May 31, 2006 (the “Average Closing Price”). This obligation has been carried over into Mr. Martin’s current Employment Agreement, and the performance targets to earn the shares have been adjusted to reflect the $2.00 per common share cash dividend paid by the Company to shareholders of record on April 30, 2004. The adjusted threshold for earning any shares is an Average Closing Price of $15.68, with 100,000 shares to be earned if the Average Closing Price is more than that amount. 500,000 shares will be earned if the Average Closing Price is $26.14 or higher. Shares will be pro rated for Average Closing Prices between those prices and will be awarded pursuant to the Company’s 2004 Long-Term Incentive Plan approved by the Company’s shareholders on June 8, 2004 (the “2004 Plan”). Notwithstanding that the terms of this award are set forth in Mr. Martin’s Employment Agreement, this award has not yet been granted by the Human Resources Committee. Beginning with the Company’s 2005 fiscal year, Mr. Martin is entitled to receive 40,000 performance shares annually pursuant to the 2004 Plan. The performance shares will have a one-year performance period and will include performance targets and performance measures determined by the Human Resources Committee. If the Human Resources Committee determines that an award has been earned in whole or in part, the shares will vest on the last day of the fiscal year following the fiscal year used as the performance period if Mr. Martin is continuously employed by the Company to that date. Beginning in 2005, Mr. Martin will also receive 5,000 shares of restricted stock annually under the 2004 Plan, which will fully vest on the third anniversary of the award date if he has been continuously employed by the Company to that date.

Mr. Sadove received options to purchase 1,500,000 shares of the Company’s Common Stock at an exercise price equal to the greater of $9.875 or the average closing price of the stock for the first two weeks after his start date (January 7, 2002). The options were granted pursuant to the Company’s 1994 Long Term Incentive Plan. With respect to these options, 20% became exercisable on the six-month anniversary of his start date, 20% on each of the first, second, and third anniversaries of his start date, and 20% will become exercisable on the fourth anniversary of the start date. Any portion of the options not exercised by the seventh anniversary of the start date shall expire. Mr. Sadove is also entitled to receive 125,000 shares of the Company’s Common Stock on the fourth anniversary of his start date if he remains employed on that date.

Mr. Coggin and Mr. Coltharp have each been granted 50,000 shares of the Company’s Common Stock, which shares will vest on November 1, 2012 if the executive remains employed by the Company on that date. One-third of the shares may be earned and the vesting accelerated based on the Company’s earnings per share for each of fiscal years 2004 and 2005. The Human Resources Committee sets the earnings per share targets at the beginning of each fiscal year. The executive will earn 100% of the eligible shares for a fiscal year upon the Company achieving the earnings per share target, and he shall earn 50% of the eligible shares upon the Company achieving 85% of the target. Shares will be prorated between those two levels. In addition, Mr. Coltharp received a grant of 50,000 shares of restricted stock on November 1, 2002, of which 16,667 shares vested on November 1, 2003, 16,667 shares vested on November 1, 2004 and 16,666 are scheduled to vest on November 1, 2005, provided he remains employed by the Company on such date and, if he is terminated by the Company without cause, he will be entitled to a pro rata number of such shares. Mr. Wright received a grant of 40,000 shares of restricted stock on November 1, 2002, of which 13,333 shares vested on November 1, 2003, 13,333 shares fully vested on November 1, 2004 and 11,667 shares vested as a result of Mr. Wright’s resignation, as described below.

Donald Wright resigned from his employment with the Company effective June 17, 2005. The Company agreed to treat Mr. Wright’s resignation as a termination without cause for purposes of his March 15, 2003 Employment Agreement with the Company. Pursuant to the terms of Mr. Wright’s March 15, 2003 Employment Agreement with the Company, Mr. Wright has been provided the following: a lump sum severance payment equal to 18 months base salary, payment for unused accrued vacation, pro rata vesting in 11,667 shares of the unvested portion of his November 1, 2002 restricted stock grant, the lump sum distribution of his Deferred Compensation Plan account and, as in the case of other holders of stock options who have been precluded from exercising their options until the filing with the SEC of all of the Company’s periodic reports, a 90-day extension for the exercise of his stock options.

In addition to the compensation and benefits described above, each Named Executive Officer will be entitled to participate in each employee benefit plan and to receive each benefit that the Company provides to senior executives at the level of each Named Executive Officer’s position. Mr. Martin is also entitled to receive (1) appropriate security for his residences or reimbursement for the cost of such security, (2) long-term disability insurance providing for a benefit of $30,000 per month for his lifetime to age 65, (3) reimbursement of the cost of an annual physical examination, (4) $50,000 annually for 14 years unless the Company terminates Mr. Martin’s employment for Cause and except in the event of Mr. Martin’s death, which payments the Company has agreed to make as a continuation of the Company’s agreement contained in the prior agreement (in lieu of payments for split-dollar life premiums). Mr. Sadove is entitled to reimbursement for reasonable tax and financial planning services, and transportation or a transportation allowance. Prior to his resignation as an officer and director of the Company, which resignation was effective on September 30, 2005, Mr. Jones was entitled to a long-term disability insurance benefit of $30,000 per month, life insurance with a $1 million death benefit, and coverage of up to $100,000 per year for medical expenses for him and his family not otherwise covered by the Company’s general health plan. Mr. Coltharp is, and Mr. Wright was, entitled to reimbursement for reasonable tax services.

Each Employment Agreement contains severance provisions in the event that the Named Executive Officer’s employment is terminated without “cause.” Messrs. Martin and Sadove each may terminate, and Mr. Jones previously had the right to terminate, his employment relationship for “good reason.” Mr. Martin’s Employment Agreement defines “good reason” as a Change in Control, if Mr. Martin terminates his employment after the first anniversary of the Change in Control, and mandatory relocation of Mr. Martin’s principal place of employment from the Memphis, Tennessee area. Mr. Sadove’s Employment Agreement defines “good reason” as a demotion from his position as Vice Chairman of the Company, required relocation from the New York, New York area, and a Change in Control. Under these circumstances, the Employment Agreements generally provide for the acceleration of equity grants and a lump-sum cash payment. If Mr. Martin’s employment is terminated without “cause” or he terminates his employment for “good reason,” he is entitled to (i) a sum equal to three times his base salary if his employment is terminated prior to a change of control, (ii) to the extent permitted by the Company’s applicable plans, immediate vesting of all options, performance share awards, and restricted stock awards with the ability to exercise the options for the shorter of two years or the original expiration period of the option, (iii) participation in the Company’s health plans, with family coverage, for his life, and following his death, participation in the Company’s health plans for his then spouse and children under the age of 21 for one additional year, except if and during a period he is working full time for a third party providing health plans comparable to the Company’s health plans, he will not be entitled to participate in the Company’s health plans, (iv) reimbursement of reasonable costs for an off-site office and full-time secretarial services for the longer of three years or the remaining term of his Employment Agreement, and (v) associate merchandise discount privileges for merchandise purchased from the Company for his lifetime. If Mr. Sadove’s employment is terminated without “cause” or he terminates his employment for “good reason,” he is entitled to (i) a cash payment of three times his base salary then in effect plus three times an imputed bonus of 30% of base salary, (ii) immediate vesting of all options with one year to exercise those options, (iii) immediate vesting of all restricted stock awards, and (iv) continuation in the Company’s medical plans for three years. Prior to his resignation, Mr. Jones’ Employment Agreement provided that if Mr. Jones’ employment were terminated without “cause” or he terminated his employment for “good reason,” he would be entitled to (i) a cash payment of two times his annual base salary in effect at the time of termination, (ii) immediate vesting of all options that are exercisable within one year following the date of termination, with 90 days following the date of termination to exercise the options, and (iii) continuation, at the Company’s expense, in the Company’s medical, dental, vision, disability, group life insurance, and supplemental insurance benefits, with the coverage in effect immediately prior to the date of termination, for a period equal to the lesser of three years or until Mr. Jones accepts other employment. If Mr. Coggin or Mr. Coltharp is terminated without “cause,” he will be entitled to receive his base salary through the end of the term of his Employment Agreement (in a lump sum). In the event such termination occurs during the final two years of Mr. Coggin’s or Mr. Coltharp’s Employment Agreement or thereafter if he is working without an agreement, he will be entitled to receive two years of base salary and will have one year after termination to exercise any vested options.

Each Employment Agreement also includes change-in-control provisions. A “Change in Control” generally means: (i) the acquisition of 25% or more of the combined voting power of the Company’s outstanding securities, (ii) a tender offer, merger, sale of assets, or other business combination which results in the transfer of a majority of the combined voting power of the outstanding voting securities of the Company or any successor entity, or (iii) during any period of two consecutive years, the failure to elect a majority of the individuals constituting the Board of Directors of the Company at the beginning of such period, unless the election or nomination of any replacement Directors was approved by vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of such period. A “Potential Change in Control” generally means: (i) the approval by the shareholders of the Company of an agreement which, if consummated, will result in a change of control or (ii) the acquisition of 5% or more of the outstanding voting securities of the Company and the adoption by the Company’s Directors of a resolution to the effect that a potential change in control of the Company has occurred.

In the event of a Change in Control, any options and restricted stock granted to the Named Executive Officers prior to such Change in Control will immediately vest to the extent permitted by the Company’s Amended and Restated 1994 Long-Term Incentive Plan (the “1994 Plan”), the Company’s Amended and Restated Stock-Based Incentive Plan (the “1997 Plan”) and the 2004 Plan. If Mr. Martin terminates his employment for “good reason,” as defined in Mr. Martin’s Employment Agreement, after the first anniversary of a Change in Control, or if he is terminated without “cause” following a Change in Control, he will receive three times the sum of his annual base salary plus his target bonus potential, both as then in effect and the other severance benefits described above. If Mr. Sadove terminates his employment for “good reason” after a Change in Control or his employment is terminated by the Company in connection with a Change in Control or Potential Change in Control, he will receive the severance payment described above, will be entitled to continuation in the Company’s health plans for three years at no cost, and will become vested in the Company’s Supplemental Savings Plan at the retirement rate. For each of Messrs. Coggin and Coltharp, a termination of employment by the executive for “good reason” after a Change in Control, or a termination of employment by the Company in any way connected to a Change in Control or Potential Change in Control, entitles the executive to three times his base salary then in effect and continuation in the Company’s health plans for three years at no cost to the executive. Mr. Coltharp’s and Mr. Coggin’s Employment Agreements define “good reason” as mandatory relocation from their primary place of employment, a reduction in status or duties as a result of a Change in Control, and termination by the executive during the 13th month after a change in control which the executive deems “good reason.”

If any payment, right or benefit paid to a Named Executive Officer by the Company is treated as an “excess parachute payment” under Section 280(G)(b) of the Internal Revenue Code, the Company will indemnify and hold harmless and make whole, on an after-tax basis, the Named Executive Officer for any adverse tax consequences, including but not limited to providing to the Named Executive Officer on an after-tax basis the amount necessary to pay any tax imposed by Internal Revenue Code Section 4999.

Each of the Employment Agreements contains non-competition covenants following termination of employment.

Mr. Jones resigned as an officer and director of the Company effective on September 30, 2005. In accordance with the terms of his employment agreement with the Company, Mr. Jones has been provided with the following pursuant to the terms of an Agreement and Release: two times annual base salary at the rate in effect on September 30, 2005; continuation at the Company’s expense of medical, dental, vision, disability, group life insurance, and supplemental insurance benefits, with the coverage in effect immediately prior to September 30, 2005, for a period equal to the lesser of three years or until Mr. Jones accepts other employment; stock options exercisable on or before September 30, 2006 will immediately vest and will be exercisable for ninety days; lump sum distribution of deferred compensation account, and in the case of other holders of stock options who have been precluded from exercising their stock options until the filing with the SEC of all of the Company’s periodic reports, a 90-day extension for the exercise of stock options. In addition, if a Change in Control occurs on or before September 30, 2006 the Company will pay to Mr. Jones $1,300,000 in a lump sum. This amount would have been payable to Mr. Jones in accordance with his employment agreement if the Company had terminated his employment without Cause following a Change in Control or if Mr. Jones had terminated his own employment upon a material reduction in his duties or status as a result of a Change in Control. In the Agreement and Release Mr. Jones released the Company and its shareholders, subsidiaries, affiliates, directors, employees, and agents from all claims and demands, if any, that Mr. Jones may have arising out of his employment agreement, his employment with the Company, and the termination of his employment.

Loan Agreement

The Human Resources Committee of the Board has followed a policy of compensating executive officers with cash and equity-based awards. The grant of equity awards means that a significant portion of an executive’s compensation is at risk. In accordance with this policy, over time executive officers have received shares of Common Stock as compensation. Those awards are taxable to the executive as income. The Company agreed in 2001 to make a $464,000 interest-free loan to Mr. Jones. At the Company’s request, Mr. Jones elected to pay taxes on his 2001 restricted stock grant although the shares subject to the grant would not vest, and would not be taxable had he not so elected, until 2004. The Company received a tax benefit from Mr. Jones’s election, and the purpose of the loan was to assist Mr. Jones with respect to his accelerated tax payment obligations that arose from the election. The Company made the loan on March 29, 2002 before Mr. Jones became a Named Executive Officer. Mr. Jones repaid his loan on March 10, 2005.

Certain Relationships and Related Transactions

Brian J. Martin, a brother of R. Brad Martin, the Company’s Chairman and Chief Executive Officer, was employed by the Company, and received salary of $131,250 and $47,836 for his services during 2004 and 2005, respectively. With respect to 2004 he received a bonus of $36,325 (which was paid in April 2005). He did not receive a bonus for 2005. In addition to salary and bonus, during 2004 he earned and received accelerated vesting for 16,666 shares of Common Stock granted to him in 2002 under a TARSAP program. He did not earn or receive accelerated vesting for any TARSAP shares in 2005. During 2004 and 2005 he received other benefits valued at $4,569 and $4,808, respectively, for federal income tax purposes. Mr. Martin resigned his employment with the Company on June 17, 2005.

Jeffrey C. Martin, a Senior Vice President of the Company and a brother of R. Brad Martin, is employed by, and primarily performs government relations services for, the Company and received salary of $244,110 and

$162.836 for his services during 2004 and 2005 (through September 30, 2005), respectively. For 2004 he received a bonus of $69,962 (which was paid in May, 2005). In 2004 he received other benefits valued at $210 for federal income tax purposes, and he received no such benefits in 2005. In addition to the compensation and benefits described above, Jeffrey C. Martin received a grant of 7,500 performance shares of Common Stock under the 2004 Plan, subject to future cancellation in whole or in part if the Company does not meet certain performance criteria. Effective October 15, 2005, Mr. Martin’s annual base salary will be $25,000. During 2004 and 2005 (through September 30, 2005) the Company incurred expenses of $1,471 and $51,990, respectively, with respect to Mr. Martin’s medical insurance claims.

Jeffrey C. Martin also was of counsel to Goodwin Proctor LLP, a law firm, until October 1, 2005. For 2004 and 2005 (through September 30, 2005), the Company paid Goodwin Proctor LLP $97,381 and $67,269, respectively, in fees and disbursements for litigation defense, legal compliance, and governmental relations services and for reimbursement of support services provided to Jeffrey C. Martin in his capacity with the Company. The Company believes that payments made to Goodwin Proctor were not greater than payments that would have been made to comparable firms to obtain similar services.

James A. Coggin, Jr., an adult child of James A. Coggin, a Named Executive Officer and director, is employed by the Company as Vice President-Energy Procurement. During 2004 and 2005 (through September 30, 2005) he received salary of $173,349 and $117,010, respectively. He received a bonus of $21,287 (which was paid in April 2005) for his services during 2004. During 2004 and 2005 he also received other benefits valued at $134 and $0, respectively, for federal income tax purposes. In addition to the compensation and benefits described above, in 2004 James A. Coggin, Jr. received a grant of 4,050 performance shares of Common Stock under the 2004 Plan, subject to future cancellation in whole or in part if the Company does not meet certain performance criteria.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers, and persons who own more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock.

To the Company’s knowledge, based solely on a review of reports filed during or with respect to the fiscal year ended January 29, 2005 by the Company’s Directors, executive officers, and persons who own more than 10% of the Company’s Common Stock, and written representations by Directors and executive officers that no other reports were required to be filed, all Section 16 filing requirements applicable to the Company’s Directors, executive officers, and persons who own more than 10% of the Company’s Common Stock were satisfied, except that (a) due to a clerical error, the Company on a timely basis mistakenly reported performance share awards under the Company’s 2004 Long-Term Incentive Program using the target number of shares subject to the awards rather than the maximum number of shares, and as a result the Company filed late a corrected Form 4 on behalf of each of Julia A. Bentley, James A. Coggin, Douglas E. Coltharp, Charles J. Hansen, R. Brad Martin, Stephen I. Sadove, James S. Scully (the Company’s former Executive Vice President of Human Resources and Strategic Planning), and Donald E. Wright, and (b) due to a clerical error, the Company filed one Form 5 reporting one previously unreported transaction on behalf of each of Stanton J. Bluestone, Julius W. Erving, Donald E. Hess, Michael S. Gross, Nora P. McAniff, Ronald de Waal, C. Warren Neel, Marguerite W. Sallee and Christopher J. Stadler.

Comparison of Five-Year Cumulative Total Return

The following graph and table compare cumulative total shareholder return among the Company, the S&P Midcap 400 Index, the S&P Retail Stores—Department Index, and a Retail Peer Group Index (weighted by market capitalization and consisting of Dillard’s, Inc.; Federated Department Stores, Inc.; The May Department Stores Company; The Neiman Marcus Group, Inc.; Nordstrom, Inc.; J.C. Penney Company, Inc.; and the Company) assuming an initial investment of $100 and reinvestment of dividends.

Description	Starting Basis 1/29/00	2/3/01	2/2/02	2/1/03	1/30/04	1/29/05
Saks Incorporated	$100.00	$101.19	$73.35	$64.73	$124.20	$114.06
S&P Midcap 400	$100.00	$121.80	$119.76	$100.11	$142.88	$156.46
S&P Retail Stores – Department	$100.00	$131.19	$144.39	$98.71	$134.62	$158.53
Retail Peer Group	$100.00	$108.07	$114.98	$78.11	$132.06	$165.75

Report of the Human Resources Committee of

the Board of Directors on Executive Compensation

Executive Compensation Policies

The Human Resources Committee of the Board of Directors (the “Committee”) is composed of the following Directors who are not employees of the Company and who are independent as determined in accordance with the rules of the New York Stock Exchange: Christopher J. Stadler, Chair of the Committee; Robert B. Carter; Julius W. Erving; Donald E. Hess; and Nora P. McAniff. In accordance with the Committee’s Charter, the Committee determines the Chief Executive Officer’s compensation and conducts an extensive evaluation of his annual performance. The Committee also reviews and approves the compensation of the Company’s executive officers, including the Named Executive Officers, and approves the amount and form of equity compensation for all associates.

The Committee’s compensation policies applicable to the Company’s executive officers, including the Named Executive Officers, during the Company’s fiscal year ended January 29, 2005 (“2004”) were designed to provide a compelling incentive to the Company’s executive officers to achieve the Company’s business objectives and financial performance goals, to align the economic interests of the Company’s executive officers with the economic interests of the Company’s shareholders, and to enable the Company to attract, retain, and reward talented executives who will contribute to the Company’s long-term success. The Company’s compensation strategy applicable to its salaried associates is to provide the following, taking into account individual job responsibilities and personal and corporate performance:

•	base salaries that are comparable to the median ranges of market compensation for comparable positions (based upon data from independent resources and including the companies in the Peer Group (the “Peer Group”) identified in the section entitled “Comparison of Five-Year Cumulative Total Return”);

•	annual cash-bonus incentives that reflect short-term operating performance; and

•	performance-based equity incentives that relate to long-term shareholder value creation.

The Committee seeks to ensure that a substantial portion of total compensation to be paid to the Named Executive Officers and other executive officers is performance based, consisting of annual cash bonuses and, within the limits established by the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”) approved by the Company’s shareholders at the 2004 Annual Meeting of Shareholders, performance-share awards. Performance-based compensation is directly linked to the achievement of clearly defined financial measures and in some cases to the achievement of personal goals. The Committee believes that the Company’s achievement of the established financial measures and personal goals will in large part directly reward the Company’s shareholders. If the Company does not meet the established performance measures, performance-based compensation is appropriately reduced or entirely forfeited depending on the extent to which the performance measures are not achieved.

Base Salary Increases

During 2004 the Committee approved merit increases for the executive officers, including the Named Executive Officers, of 3.5%. These increases reflected the Company’s results of operations and an attempt to maintain base salaries for the executive officers in the median ranges of market compensation for comparable positions (including the companies in the Peer Group). The Committee also approved a 12.5% salary adjustment for one of the executive officers who is not a Named Executive Officer.

Annual Cash Bonuses

For purposes of the Company’s annual cash bonus plan, the Committee establishes performance measures for executive officers, including the Named Executive Officers. The Committee establishes these performance measures for a fiscal year shortly after the beginning of the year. Following the close of a fiscal year and based on the Company’s consolidated results of operations for the fiscal year, the Committee measures the Company’s actual performance against the established performance measures.

For 2004, the Committee established “earnings before interest, taxes, and certain items” (“EBIT”) at specified levels as the annual-bonus performance measure for the executive officers, including the Named Executive Officers. Based on the Company’s consolidated results of operations for 2004, the Committee determined that the Company had not achieved 2004 EBIT performance measure, and the Committee did not award any bonuses for the Named Executive Officers under the Company’s annual cash bonus plan based on the 2004 EBIT performance measure. However, as the Committee retains the discretion to award bonuses for other individual and corporate results that are not directly tied to the pre-determined EBIT targets, the Committee on June 23, 2005 authorized cash bonuses for the Named Executive Officers and the other executive officers ranging from 25% to 35% of base compensation based on the Committee’s determination that these individuals had achieved individual and corporate results that, while not necessarily reflected in 2004 EBIT performance, benefited the Company and warranted financial remuneration. As initially disclosed in the Company’s Annual Report on Form 10-K for 2004, following completion of an internal investigation by the Audit Committee of improper conduct by individuals employed by the Company’s Saks Fifth Avenue business (the “Internal

Investigation”), the Board of Directors determined that 2004 cash bonuses awarded to Messrs. Martin and Coltharp would be forfeited and that 50% of their 2005 bonuses would be forfeited. As a consequence the Committee, after determining the amount of discretionary 2004 cash bonuses to be awarded to these Named Executive Officers, withheld the 2004 bonuses. In addition, Mr. Wright did not receive a bonus for 2004.

Stock-Incentive Awards—General

Historically, the Committee has provided long-term incentives by making stock option and restricted stock awards under the 1994 Plan and the 1997 Plan. The 2004 Plan provides that the no additional awards will be made under the 1994 Plan and the 1997 Plan. The Committee has established the exercise prices for outstanding stock option awards at the market price on the date of the grant, which results in realizable value only if the price of Company’s common stock increases. Pursuant to Board policy, the Committee will not “reprice” stock option awards in the event the market price of the Company’s stock declines. Most stock option awards vest in five installments over four years, and the awards expire after seven or ten years. Unvested stock option awards generally are forfeited if the executive’s employment is terminated. During 2004 and 2005 to the date of this Report, the Committee did not grant stock option awards except for awards made to satisfy the Company’s contractual obligations made prior to 2004. As described below, the Committee has adopted a 2004-2005 Long-Term Incentive Program and a 2005-2006 Long-Term Incentive Program that provide for performance-based equity awards. The Committee adopted these programs to replace the Committee’s prior practice of granting annual stock option awards based on performance. At this time the Committee does not intend to grant any stock option awards during the remainder of 2005 and during 2006 except as may be necessary to meet prior contractual commitments. During 2004 and 2005 to the date of this Report the Company did not enter into any contractual commitment to grant a stock option award, and at this time the Company does not intend to enter into any such commitment.

In 2002, the Committee made restricted stock awards to several executive officers that fully vest on the tenth anniversary of the grant date if the executive officer remains employed by the Company on that date, but are subject to accelerated vesting in one-third installments if the Company achieves an EBIT performance measure established by the Committee for 2004 and the Company’s fiscal year ending January 28, 2006 (“2005”). Based on the Company’s consolidated results of operations for 2004, the Committee determined that the Company had not achieved the requisite 2004 EBIT performance measure and that the 2004 one-third installments had not vested.

At a meeting of the Committee held on June 7, 2004, the Committee approved, subject to the approval by the shareholders of the 2004 Plan that was subsequently obtained, an award of 46,667 performance shares to Stephen I. Sadove, one of the Named Executive Officers. This award was in lieu of Mr. Sadove’s rights to receive 153,193 “reload” stock options, which rights arose upon Mr. Sadove’s exercise in November 2003 of stock options awarded to him in 2000 and 2002 to purchase a total of 198,967 shares of the Company’s Common Stock. At the time of Mr. Sadove’s exercise of his reload stock options, the Company did not have sufficient shares available for grant under the 1994 Plan and the 1997 Plan to satisfy Mr. Sadove’s rights to receive the 153,193 reload stock options. The performance share award provided that it would vest if at any time during the period from and including June 16, 2005 to and including June 17, 2009 the average of the closing prices of the Company’s Common Stock on the New York Stock Exchange for twenty consecutive trading days was $17.50 or greater, and the award vested in July 2005. The Committee approved the Company’s reload stock option program in 1998. At that time the Committee determined that the grant of stock options with reload rights would encourage executive officers and other recipients to exercise vested options with a resulting increase in their direct share ownership of the Company’s Common Stock. The 2004 Plan does not authorize reload stock options.

Long-Term Incentive Programs

In April 2004, the Committee approved a 2004-2005 Long-Term Incentive Program (the “LTI Program”) for executives at the Vice President level and above, with a portion of the total awards to be set aside for other high-potential associates. Messrs. Coggin, Coltharp, Martin, and Sadove and other executive officers are participating in the LTI program, which is intended to provide an equity-based reward for competitively superior long-term earnings growth. Mr. Wright participated in the LTI Program until his participation ended upon his resignation of employment with the Company.

The LTI Program includes pre-established levels of cumulative EBIT for fiscal years 2004 and 2005 as the performance measures for the Named Executive Officers participating in the LTI Program. The target-level performance measure for the program—achievement of the Company’s cumulative EBIT plan for the fiscal years 2004 and 2005—reflects an 18.5% compound annual growth rate in cumulative EBIT for those years, which the Committee believes will clearly enhance shareholder value if achieved. Following the end of the 2005 fiscal year, the Committee will determine whether the Company achieved the cumulative EBIT performance measures for fiscal years 2004 and 2005. The Committee also will review the Company’s performance against the Peer Group and, at the Committee’s discretion, increase or decrease the awards to be paid under the program, if any, by up to 25%. As part of its review of the Company’s performance compared to the performance of the designated peers, the Committee will review comparable store sales growth, EBIT growth and margin, return on invested capital, and total shareholder return. The Committee also may modify the performance measures for the program from time to time to reflect changed circumstances. With the adoption of the program, the Committee expects that, absent unusual events or changed circumstances, it will not grant any new stock option awards or time-vested restricted stock awards during fiscal 2005 to executive officers, including the Named Executive Officers, except as may be necessary to satisfy the commitment to make restricted stock awards to Mr. Martin in accordance with his employment agreement (see the “CEO Compensation” portion of this report and “Employment Agreements”). During 2004, 850,200 performance shares (net of shares forfeited upon termination of employment) were awarded under the LTI Program, of which 270,750 performance shares were awarded to individuals who at the time were serving as the Company’s executive officers, including the Named Executive Officers. All of such performance shares are subject to vesting upon achievement of performance measures that are described above.

On June 23, 2005 the Committee approved a 2005-2006 Long-Term Incentive Program, and awards of performance shares were granted under this program to Messrs. Coggin, Coltharp, Martin, and Sadove, the other executive officers, and another senior-level associate. Each award was made in accordance with the 2004 Plan and 520,000 shares were awarded pursuant to this program. The performance shares subject to each award relate to a performance period ending on February 3, 2007, although the shares may vest earlier or be forfeited as provided in the Performance Share Agreement for the award. Vesting of the shares that comprise the awards is subject to the achievement, as determined by the Committee in accordance with the 2004 Plan, of the following performance targets: management of corporate expenses to plan; management of capital expenditures to plan; execution of a transition services agreement to be entered into with Belk, Inc. as part of the sale of the Company’s McRae’s/Proffitt’s assets to Belk, Inc.; completion of the strategic alternatives process for the Company’s Department Store Group and the receipt of specified levels of gross proceeds in connection with such process; and appreciation in the price of the Company’s common stock ($19-threshold level, $20-target level, and $21-maximum level). Each of these five performance targets is weighted 20%. The Committee approved these awards to motivate the executive officers to achieve the indicated results that the Committee determined were of paramount operational and strategic importance to the Company and its shareholders.

CEO Compensation

The Committee determines the compensation of Mr. Martin, the Company’s Chairman and Chief Executive Officer. Mr. Martin’s compensation consists of three basic components:

•	base salary, which is set at the mid-point of salaries for positions in other companies (including those companies in the Peer Group) with similar responsibilities;

•	annual contingent bonus opportunities that are based on financial and operating performance measures; and

•	long-term equity incentives that are linked to the creation of shareholder value.

On December 8, 2004 the Company and Mr. Martin entered into an Amended and Restated Employment Agreement (the “Amended Agreement”). The Amended Agreement amended and restated Mr. Martin’s prior employment agreement dated April 18, 2003. For a summary of the specific provisions of the Amended

Agreement see “Employment Agreements.” The Committee believes that the Amended Agreement aligns effectively Mr. Martin’s economic interests with the economic interests of the Company’s shareholders.

At the beginning of each fiscal year, the Committee, in consultation with Mr. Martin, creates and approves Mr. Martin’s personal plan for the fiscal year. The Committee then presents the plan to the Board of Directors for its approval. Mr. Martin’s annual performance is measured against that personal plan. On June 23, 2005 the Committee increased Mr. Martin’s base salary to $1,035,000, a 3.5% increase.

With respect to Mr. Martin’s 2004 annual cash bonus, the Committee selected parts of Mr. Martin’s annual personal plan as the basis for setting performance measures that the Committee used to determine whether Mr. Martin would earn the 2004 cash bonus. As with the other executive officers, for 2004 the Committee used EBIT as the performance measure for Mr. Martin’s cash bonus. Based on the Committee’s determination that the Company had not achieved the 2004 EBIT performance measure, the Committee determined that Mr. Martin had not earned a cash bonus for 2004. However, based on the Committee’s determination that Mr. Martin had achieved individual and corporate results that, while not necessarily reflected in 2004 EBIT performance, benefited the Company and warranted financial remuneration, the Committee in its discretion awarded to Mr. Martin a $250,000 cash bonus, which bonus the Committee withheld as described in the “Annual Cash Bonuses” portion of this report.

With respect to Mr. Martin’s annual 40,000-share performance share award for 2004, the Committee determined that Mr. Martin had earned 12,500 shares for achieving performance measures and objectives established in his personal plan. As initially disclosed in the Company’s Annual Report on Form 10-K for 2004, the Board of Directors determined that Mr. Martin would forfeit these shares as a result of the Internal Investigation. As a consequence, the Committee withheld these shares.

At a meeting of the Committee held on June 7, 2004, the Committee approved, subject to the approval by the shareholders of the 2004 Plan, an award of 400,000 performance shares to Mr. Martin. This award was in lieu of Mr. Martin’s rights to receive 1,387,867 “reload” stock options, which rights arose upon Mr. Martin’s exercise in November 2003 of stock options awarded to him in 1995, 2000, and 2001 to purchase a total of 1,806,262 shares of the Company’s Common Stock. At the time of Mr. Martin’s exercise of his reload stock options, the Company did not have sufficient shares available for grant under the 1994 Plan and the 1997 Plan to satisfy Mr. Martin’s rights to receive the 1,387,867 reload stock options. The performance share award provided that it would vest if at any time during the period from and including June 16, 2005 to and including June 17, 2009 the average of the closing prices of the Company’s Common Stock on the New York Stock Exchange for twenty consecutive trading days was $17.50 or greater, and the award vested in July 2005.

Additionally, the Committee awarded Mr. Martin, in accordance with his prior employment agreement, 5,000 shares of restricted stock on May 1, 2004. These shares will fully vested on May 1, 2005.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to the Named Executive Officers, unless the compensation constitutes “qualified performance-based compensation,” as defined in Section 162(m) of the Code. It is the Committee’s intention to utilize performance-based compensation in order to obtain deductibility of executive compensation, while providing a compensation program that will attract, retain, and reward the executive talent necessary to maximize shareholder return.

Human Resources Committee

Christopher J. Stadler, Chair

Robert B. Carter

Julius W. Erving

Donald E. Hess

Nora P. McAniff

Audit Committee Report

The primary function of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of the Company’s financial reporting and audit processes, the Company’s system of internal control, and the Company’s process for monitoring compliance with laws, regulations, and policies. The Board of Directors of the Company has adopted an Audit Committee Charter that describes the responsibilities of the Audit Committee.

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements for the fiscal year ended January 29, 2005, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and PricewaterhouseCoopers LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU (S) 380).

The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.

Based upon its review of the Company’s audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements for the fiscal year ended January 29, 2005 in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005 for filing with the Securities and Exchange Commission.

Audit Committee

C. Warren Neel, Committee Chair

Stanton J. Bluestone

Michael S. Gross

Marguerite W. Sallee

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 2)

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending January 28, 2006. The Company is asking the shareholders to ratify the Audit Committee’s appointment. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider the appointment.

PricewaterhouseCoopers LLP (or their predecessor firm Coopers & Lybrand) has audited the financial statements of the Company since 1991. Representatives of PricewaterhouseCoopers LLP will be present at the

Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THE SHAREHOLDERS VOTE “FOR” SUCH RATIFICATION (ITEM NO. 2).

PricewaterhouseCoopers LLP Fees and Services in 2004 and 2003

Aggregate fees billed for professional services rendered to the Company by PricewaterhouseCoopers LLP for the years ended January 29, 2005 and January 31, 2004 were:

	January 29, 2005	January 31, 2004
Audit—Professional services for audits of the consolidated financial statements and internal controls of the Company; for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q; and for the issuance of comfort letters and consents for financing transactions.	$1,981,946	$1,353,110
Audit-Related—Assurance and related services including benefit plan audits, transaction due diligence, internal control reviews, consultations concerning financial accounting and reporting standards, and analysis of and compliance with accounting pronouncements and disclosure requirements.	88,450	113,650
Tax—Tax return preparation and tax services for employee benefit plans.	2,265	47,970
All Other—All other services including litigation support and employee benefit plan and human resource advisory services.	1,500	37,440

Total	$2,074,161	$1,552,170

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PROPOSAL TO APPROVE

AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED CHARTER

TO ELIMINATE SPECIFIED SUPERMAJORITY VOTE REQUIREMENTS

(Item No. 3)

The Board of Directors, following a review of selected corporate governance practices by the Board’s Corporate Governance Committee, has concluded that it is in the best interests of the Company’s shareholders to remove five of the six 80% supermajority vote requirements in the Company’s Amended and Restated Charter (the “Charter”). In an 8-K report filed with the Securities and Exchange Commission on September 17, 2004 the Company announced that the Board of Directors had adopted resolutions authorizing the Company to propose for shareholder approval at the Company’s 2005 Annual Meeting of Shareholders the elimination of all 80% shareholder vote requirements in the Charter except with respect to the Company’s classified board structure.

The Charter currently provides that the affirmative vote of 80% or more of the Company’s outstanding shares is necessary (1) to amend provisions in the Charter and in the Company’s Amended and Restated Bylaws prohibiting shareholder action by written consent (Article VIII), (2) to amend the Company’s classified board structure (Article IX), (3) to approve specified business combination transactions (Article X), (4) to amend

Article X, (5) to amend Article II of the Company’s Amended and Restated Bylaws relating to action taken at annual and special meetings of shareholders (Article XIII), and (6) to amend Article XIII. If the proposed amendments are approved, all of the 80% supermajority vote requirements referred to in the preceding sentence will be eliminated, except for the 80% vote requirement to amend the Company’s classified board structure in Article IX. If the amendments are approved the vote for the amended items will require only the affirmative vote of a majority of the outstanding shares (rather than 80% or more), subject, in the case of business combination transactions, to the exception under Tennessee law that is explained below.

The 80% supermajority vote requirements subject to the proposal encourage potential acquirers to negotiate with the Board of Directors rather than just a few large shareholders, thereby enhancing the Board of Directors’ ability to maximize value for all shareholders. Although these protective measures are beneficial, the Board believes they can be eliminated without posing unacceptable risks to the shareholders. The Company’s other structural takeover defenses (including its shareholder rights plan and classified board structure) should be sufficient to thwart inadequate bids for the Company. Moreover, unlike the supermajority vote requirement that protects the Company’s classified board structure, the supermajority vote provisions proposed to be eliminated were added to the Charter before the Company’s common shares traded publicly and, accordingly, were not approved by the Company’s public shareholders.

The proposed amendments would eliminate Article X of the Charter in its entirety. This Article currently requires the holders of at least 80% or more of the outstanding voting stock of the Company to approve the following business combination transactions with holders of 10% or more of the Company’s voting stock (an “interested shareholder”): mergers or consolidations; sales or other dispositions with a value of $1 million or more; issuances of securities with a value of $1 million or more; and any other transaction that increases an interested shareholder’s proportionate share ownership. The 80% vote requirement does not apply, however, to a business combination transaction with an interested shareholder if (1) a majority of the “continuing directors” of the Board (directors who served as members of the Board prior to the time an interested shareholder became an interested shareholder, and new directors recommended for election by such directors) have approved the transaction or (2) specified minimum price and procedural requirements set forth in Article X of the Charter are satisfied. In addition, the proposed amendments would eliminate, in Articles VIII and XIII of the Charter, the 80% vote requirement to amend provisions in the Charter and the bylaws prohibiting shareholder action by written consent and would eliminate the 80% vote requirement to amend Articles VIII and XIII. Finally, Article XI of the Charter would be amended to incorporate several definitions formerly in Article X.

If Article X of the Charter is eliminated, then, under the Tennessee Business Corporation Act, a business combination transaction requiring shareholder approval would require the affirmative vote of holders of a majority of the outstanding shares entitled to vote for the election of directors, subject to the following exception. If the transaction constitutes a “business combination” within the meaning of the Tennessee Business Combination Act involving a person owning 10% or more of the Company’s voting stock (an “interested shareholder”), then the transaction could not be completed for at least five years after the date the person became an interested shareholder, unless (1) prior to such date the Board of Directors approved the business combination with the interested shareholder or (2) the Company, by amendment to the Charter or its bylaws, approved by a vote of shareholders holding shares for at least one year prior to the vote, opts out of the Tennessee Business Combination Act, and such amendment is not effective until two years after the vote.

A revised Charter that reflects the proposed amendments is attached to this proxy statement as Appendix A and has been marked to show changes from the Company’s current Charter. Approval of this proposal requires the affirmative vote of holders of 80% or more of the outstanding shares of the Company entitled to vote for the election of directors.

If this proposal is approved by the shareholders, it will be effected by the filing of an amendment to the Charter with the State of Tennessee promptly after the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENTS TO THE COMPANY’S CHARTER (ITEM NO. 3).

SHAREHOLDER PROPOSALS

The following proposals were submitted by shareholders. We include each proposal plus any supporting statement exactly as submitted by the proponent for the proposal. To make sure readers can easily distinguish between material provided by each proponent and material provided by the Company, we have placed a box around material provided by the proponents.

PROPOSAL BY A SHAREHOLDER CONCERNING CLASSIFIED BOARD OF DIRECTORS

(Item No. 4)

On behalf of the New York City Employees’ Retirement System, which owns 211,986 shares of the Company’s Common Stock, William C. Thompson, Jr., Comptroller of the City of New York, submitted the following proposal, which is OPPOSED by the Board of Directors:

SHAREHOLDER PROPOSAL

REPEAL CLASSIFIED BOARD

Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Board of Trustees of the New York City Employees’ Retirement System

BE IT RESOLVED, that the stockholders of Saks, Inc. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the reelection of any incumbent director whose term, under the current classified system, subsequently expires.

SUPPORTING STATEMENT

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

Statement Against Shareholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

In 2004, the Board’s Corporate Governance Committee reviewed selected corporate governance practices. In consultation with corporate governance experts, the Board concluded that the Company’s classified board structure continues to be in the best interests of the Company and its shareholders. The Board intends to review this conclusion annually. Moreover, as discussed in Item No. 3 above, the Board also concluded that it was in the best interests of the Company’s shareholders to remove all supermajority vote requirements in the Company’s Charter except with respect to the Company’s classified board structure. The Board of Directors believes that a classified board is more advantageous to the Company and its shareholders than a board that would be elected annually for the following reasons:

•	Protection Against Unfair and Abusive Takeover Tactics. A classified board is designed to safeguard the corporation against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of the corporation. The classified board structure enhances the ability of the Board of Directors to negotiate the best results for all shareholders in these circumstances. It would not preclude a takeover, but it would afford the Company time to evaluate the adequacy and fairness of any takeover proposal, negotiate with the sponsor on behalf of all shareholders and weigh alternatives, including the continued operation of the Company’s businesses, to provide maximum value for all shareholders.

•	Stability and Continuity. The three-year staggered terms are designed to provide stability, enhance long-term planning and ensure that a majority of the Company’s directors at any given time have prior experience as directors of the Company. This ensures that the Board of Directors has solid knowledge of the Company’s business and strategy. Directors who have experience with the Company and knowledge about its business and affairs are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its shareholders.

•	Accountability to Shareholders. All directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of how often they stand for election. The Board of Directors believes that directors elected to three-year terms are not insulated from this responsibility and are as accountable to shareholders as directors elected annually.

•	Corporate Governance. The Board of Directors is committed to corporate governance practices that will benefit the Company’s shareholders and regularly examines these practices in light of the changing environment. The Company has adopted Corporate Governance Principles that focus on the independence and quality of the members of the Board and its effective functioning. The Board notes that numerous well-respected U.S. corporations and institutional investors have classified boards, including over 50% of the S&P 500 companies.

In accordance with the Company’s Amended and Restated Charter and Tennessee law, the Company may declassify its Board of Directors only if the proposal were to be approved by (1) the Board of Directors and (2) the holders of 80% or more of the then-outstanding shares of the Company’s Common Stock, voting together as a single class. In 2001, 2002, and 2003, the shareholders of the Company rejected the same proposal to declassify the Board. In 2004, although the proposal narrowly received a majority of the votes cast, only approximately 42% of the Company’s outstanding shares voted in favor of declassifying the Board (in contrast to the 80% or more required for approval).

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL (ITEM NO. 4).

PROPOSAL BY A SHAREHOLDER CONCERNING CUMULATIVE VOTING

(Item No. 5)

Ms. Evelyn Y. Davis, 2600 Virginia Avenue, NW, Suite 215, Washington, D.C. 20037, owner of 600 shares of the Company’s Common Stock, submitted the following proposal, which is OPPOSED by the Board of Directors:

RESOLVED: “That the stockholders of SAKS INC., assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 35,077,489 shares, representing approximately 34.7% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

Statement Against Shareholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

This same proposal was submitted at the 2002, 2003, and 2004 Annual Meetings of Shareholders and was rejected by shareholders.

The Board of Directors believes that the present system of voting for Directors is more likely to assure that the Board will act in the interests of all of the Company’s shareholders.

Cumulative voting could make it possible for an individual shareholder or group of shareholders with special interests to elect one or more directors to the Company’s Board of Directors. Such a shareholder or group could have goals that were inconsistent, and could conflict, with the interests and goals of the majority of the Company’s shareholders. Any director elected by such a narrow constituency could disrupt and impair the efficient functioning of the Board of Directors, which may undermine its ability to work effectively as a governing body on behalf of the common interests of all shareholders. Moreover, directors elected by cumulative voting may feel an obligation to represent the special interest groups that elected them rather than all shareholders generally. By contrast, the present system of voting utilized by the Company and by most major publicly traded corporations promotes the election of a more effective Board of Directors in which each Director represents the shareholders as a whole.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL (ITEM NO. 5).

PROPOSAL BY A SHAREHOLDER CONCERNING THE COMPANY’S DIRECTOR-ELECTION VOTE STANDARD

(Item No. 6)

On behalf of the Massachusetts State Carpenters Pension Fund, which owns 2,700 shares of the Company’s Common Stock, Thomas J. Harrington, Fund Chairman, submitted the following proposal, which is OPPOSED by the Board of Directors:

Director Election Majority Vote Standard Proposal

RESOLVED: That the shareholders of Saks, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s charter to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Tennessee. Among other issues, Tennessee corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Tennessee law provides that unless a company’s charter provides otherwise, directors are elected by a plurality of the votes cast by the shares entitled to vote in an election at a meeting at which a quorum is present. (Tennessee Corporations and Associations, Title 48-17-209 Voting for directors—cumulative voting). In an absence of a charter provision on the issue of the director election vote standard, the Company presently uses a plurality vote standard for the election of directors.

We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provided that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance changes. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge you support of this important director election reform.

Statement Against Shareholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

The shareholders of many of the largest public corporations in America elect their Boards of Directors by plurality vote. This methodology is known to and understood by shareholders, and used by corporations that have been identified as leaders in corporate governance reforms.

The proposal’s accompanying statement asserts that the proposed change to a majority vote standard is “timely” and “will strengthen the Company’s governance and the Board.” The Board of Directors believes that this assertion is without merit. In each of the last ten years, every director nominee has received the affirmative vote of a substantial majority of the shares entitled to vote and present in person or by proxy at the annual meeting of shareholders. As a result, changing the Company’s plurality voting requirement to the voting requirement that has been proposed would have had no effect on the outcome of our election process during the past ten years. Moreover, the Company’s Board of Directors has historically been comprised of highly qualified directors from diverse backgrounds, a majority of whom have been “independent” within the meaning of standards recently adopted by the New York Stock Exchange. Each of these directors was elected by plurality vote. Since the Company’s shareholders have a history of electing highly qualified, independent directors under the current plurality system, a change in the voting requirement is not necessary to improve our corporate governance processes.

The Board of Directors also believes that the Company’s plurality voting requirement for the election of directors is fair and impartial. The nominees who receive the most votes cast for the number of directors to be elected will be elected to the Board, whether the candidate is nominated by the Board of Directors or by a shareholder. For example, a shareholder nominee could be elected under the current standard if the number of votes cast for that nominee exceeds the number of votes cast for one or more other nominees, including persons nominated by the Board. If the proposal were adopted, a shareholder nominee might fail to win election to the Board even if such person received more votes than an incumbent director nominee, simply because the shareholder nominee did not receive a majority of the votes cast.

Although the proposal, on its face, is deceptively simple, even the proponent acknowledges that a majority vote standard raises complicated issues in its implementation. The proposal does not address what would occur if no candidate receives the requisite majority vote. Consistent with the provisions of Tennessee law, the Company’s bylaws state that each director will hold office until his or her successor shall have been elected and qualified. Accordingly, without resignation, the incumbent directors would remain for lack of obtaining the proposed majority vote. Further, the proposal could result in a situation where no candidate, in a multiple candidate election, can practically receive the required vote. Again, the incumbent director would presumably remain in office and if he or she later resigns, for example, the Board determines the replacement for the unexpired term. All of these alternatives are less democratic and, in the view of the Board, less desirable than the election of directors by plurality vote.

The system of plurality voting, which the proponent seeks to replace, not only has long been the accepted system among companies comparable to the Company, but it is also the default system under the laws of the state of Tennessee. Even if the Company were to take steps to try to implement a variation of the majority vote standard, Tennessee corporate law would require the Company to amend its charter to effect such a change. At this time, the Board of Directors believes that the Company should continue a voting system that is well understood.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL (ITEM NO. 6).

Other Matters

The Board of Directors of the Company knows of no other matters that may come before the meeting. However, if any other matters should properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

Shareholders’ Proposals or Nominations for 2006 Annual Meeting

Proposals for shareholder action which eligible shareholders wish to have included in the Company’s proxy mailed to shareholders in connection with the Company’s 2006 Annual Meeting must be received by Charles J. Hansen, the Company’s Executive Vice President and General Counsel, at 750 Lakeshore Parkway, Birmingham, Alabama 35211 by December 26, 2005. Under the Company’s bylaws, in order for a matter to be brought before the 2006 Annual Meeting, or for a shareholder to nominate persons for election to the Board of Directors at the 2006 Annual Meeting, the shareholder must give the Company notice at its corporate headquarters by December 26, 2005.

If you wish to make a nomination to the Board, your notice must include the following information: (a) the name, age, business address, and residence address of the nominee, (b) the principal occupation or employment of such person, (c) the number of shares of Common Stock of the Company that are beneficially owned by such person, (d) any other information about such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, (e) the name and address of the shareholder giving notice, (f) the number of shares of Common Stock that are beneficially owned by such shareholder, and (g) descriptions of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination or nominations are to be made by the shareholder.

If you wish to propose an item of business, your notice must include the following information: (a) a brief description of the proposal desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the number of shares of Common Stock of the Company that are beneficially owned by the shareholder, and (d) any financial interest of the shareholder in such proposal.

Listing of Shareholders

A complete list of the shareholders entitled to vote at the Annual Meeting of the Shareholders, to be held on December 8, 2005, is available for inspection through the Annual Meeting date at the principal office of the Company, upon written request to the Company by a shareholder, and at all times during the Annual Meeting at the place of the meeting.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for 2004, including the financial statements and schedules but excluding the exhibits thereto, required to be filed with the Securities and Exchange Commission, is being mailed with this proxy statement but is not to be considered as a part hereof.

By order of the Board of Directors,

Julia Bentley

Secretary

Birmingham, Alabama

October 26, 2005

APPENDIX A

AMENDED AND RESTATED CHARTER

OF

SAKS INCORPORATED

(As amended effective ~~September 17, 1998~~     , 2005)

ARTICLE I

Name

The name of the Corporation is SAKS INCORPORATED.

ARTICLE II

Duration

The duration of the Corporation is perpetual.

ARTICLE III

Address

The address of the principal office of the Corporation is 750 Lakeshore Parkway, Birmingham, Alabama 35211.

ARTICLE IV

For Profit

The corporation is for profit.

ARTICLE V

Purpose

The purpose or purposes for which the Corporation are organized are:

(a) To purchase, rent, lease, construct or otherwise acquire adequate facilities and to operate therein general department stores and related services enterprises.

(b) To enter into partnerships and/or joint ventures with individuals, partnerships and/or corporations for the purpose of transacting and carrying out the business which the Corporation is authorized to conduct.

(c) To borrow or raise money for any of the purposes of the Corporation and to issue, make, and/or draw notes, drafts, warrants, bonds, debentures and/or other negotiable or non-negotiable instruments and to secure the payment thereof by mortgage, pledge, conveyance, deed of trust and/or other instrument upon any property of the Corporation.

(d) To perform such other acts and things as may be necessary and/or incident to any of the purposes aforesaid.

(e) To engage in any other lawful business permitted under the Tennessee General Corporation Act.

ARTICLE VI

Shares

The maximum number of shares of all classes of stock which the Corporation shall have the authority to issue is 510,000,000 shares consisting of (a) 10,000,000 shares of Series Preferred Stock, with a par value of $1.00 per share (herein called the “Series Preferred Stock”), and (b) 500,000,000 shares of Common Stock, with a par value of $.10 per share (herein called the “Common Stock”).

The following is a statement of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect to each class of stock of the Corporation.

Section 1. Series Preferred Stock.

1A. Conditions of Issuance. Series Preferred Stock may be issued from time to time and in such amounts and for such consideration as may be determined by the Board of Directors of the Corporation (“Board”). The designation and relative rights and preferences of each series, except to the extent such designations and relative rights and preferences may be required by Tennessee law or this Charter, shall be such as are fixed by the Board and stated in a resolution or resolutions adopted by the Board authorizing such series (herein called the “Series Resolution”). A Series Resolution authorizing any series shall fix:

(i) The designation of the series which may be by distinguishing number, letter or title;

(ii) The number of shares of such series;

(iii) The dividend rate or rates of such shares, the date at which dividends, if declared, shall be payable, and whether or not such dividends are to be cumulative, in which case such Series Resolution shall state the date or dates from which dividends shall be cumulative;

(iv) The amounts payable on shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up;

(v) The redemption rights and price or prices, if any, for the shares of such series;

(vi) The terms and amount of any sinking fund or analogous fund providing for the purchase or redemption of the shares of such series, if any;

(vii) The voting rights, if any, granted to the holders of the shares of such series in addition to those required by Tennessee law or this Charter;

(viii) Whether the shares of such series shall be convertible into shares of the Corporation’s Common Stock or any other class of the Corporation’s capital stock, and if convertible, the conversion price or prices, any adjustment thereof and any other terms and conditions upon which such conversion shall be made; and

(ix) Any other rights, preferences, restrictions or conditions relative to the shares of such series as may be permitted by Tennessee law or this Charter.

1B. Restrictions. In no event, so long as any Series Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, the Common Stock, other than a dividend or distribution payable in shares of such Common Stock, nor (without the written consent of such number of the holders of the outstanding Series Preferred Stock as shall have been specified in the Series Resolution authorizing the issuance of such outstanding Series Preferred Stock) shall any shares of Common Stock be purchased or redeemed by the Corporation, nor shall any monies be paid to or made available for a sinking fund for the purchase or redemption of any Common Stock, unless in each instance full dividends on all outstanding shares of the Series Preferred Stock for all past dividend periods shall have been paid and the full dividend on all outstanding shares of the Series Preferred Stock for the current dividend period shall have been paid or declared and sufficient funds for the payment thereof set apart and any arrears in the mandatory redemption of the Series Preferred Stock shall have been made good.

1C. Priority. Series Preferred Stock, with respect to both dividends and distribution of assets on liquidation, dissolution or winding up, shall rank prior to the Common Stock.

1D. Voting Rights. Holders of Series Preferred Stock shall have no right to vote for the election of directors of the Corporation or on any other matter unless a vote of such class is required by Tennessee law, this Charter or a Series Resolution.

1E. Filing of Amendments. The Board shall adopt amendments to this Charter fixing, with respect to each series of Series Preferred Stock, the matters described in Paragraph 1A of this Section 1.

1F. Series C Junior Preferred Stock. A series of authorized preferred stock is hereby established having a par value of $1.00 per share, which series shall be designated as “Series C Junior Preferred Stock” (the “Series C Junior Preferred Stock”), shall consist of 2,500,000 shares and shall have the following voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as follows:

(i) Dividends and Distributions.

(a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series C Junior Preferred Stock with respect to dividends, the holders of shares of Series C Junior Preferred Stock, in preference to the holders of Common Stock of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Junior Preferred Stock in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Junior Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series C Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the Series C Junior Preferred Stock as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series C Junior Preferred stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first

Quarterly Dividend Payment Date, in which case, dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series C Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.

(ii) Voting Rights. The holders of shares of Series C Junior Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series C Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series C Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein, in any other Articles of Amendment creating a series of Preferred Stock or any similar stock, or Bylaw, the holders of shares of Series C Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c) Except as set forth herein, or as otherwise provided by law, holders of Series C Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(iii) Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series C Junior Preferred Stock as provided in Section 1 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(1) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Junior Preferred Stock;

(2) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Junior Preferred Stock, except dividends paid ratably on the Series C Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(3) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation and winding up) to the Series C Junior Preferred Stock; or

(4) redeem or purchase or otherwise acquire for consideration any shares of Series C Junior Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Corporation could, under paragraph (a) of this Section 1F(iii), purchase or otherwise acquire such shares at such time and in such manner.

(iv) Reacquired Shares. Any shares of Series C Junior Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Charter, or in any other Articles of Amendment creating a series of Preferred Stock or any similar stock or otherwise required by law.

(v) Liquidation Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Junior Preferred Stock unless, prior thereto, the holders of shares of Series C Junior Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series C Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Junior Preferred Stock except distributions made ratably on the Series C Junior Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall, at any time, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series C Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(vi) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series C Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(vii) No Redemption. The shares of Series C Junior Preferred Stock shall not be redeemable.

(viii) Rank. The Series C Junior Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

(ix) Amendment. The Charter of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Junior Preferred Stock, voting together as a single class.

Section 2. Common Stock. All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

2A. Dividends. When and as dividends are declared upon the Common Stock, whether payable in cash, in property or in shares of stock of the Corporation, the holders of the Common Stock shall be entitled to share equally, share per share, in such dividends.

2B. Voting Rights. Except as otherwise provided by law or this Charter, the holders of Common Stock shall have equal voting rights on the basis of one vote per share.

2C. Issuance. Shares of Common Stock may be issued from time to time as the Board shall determine and on such terms and for such consideration as may be fixed by the Board.

Section 3. Preemptive Rights. No holder of shares of the Corporation of any class now or hereafter authorized shall, as such holder, have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorizing, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation. The Board shall have the right to issue the authorized and treasury shares of the Corporation at such time and upon such terms and conditions and for such consideration as the Board shall determine.

ARTICLE VII

Commencement of Business

The Corporation will not commence business until consideration of an amount not less than $1,000.00 has been received for the issuance of shares.

ARTICLE VIII

Shareholders

Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. ~~Notwithstanding anything in this Charter to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a class, shall be required to alter, amend, adopt any provisions inconsistent with or repeal this Article VIII.~~

ARTICLE IX

Directors

The number of directors and the removal of directors shall be determined as follows:

Section 1. Number of Directors. The affairs of this Corporation shall be managed by a Board of up to eighteen (18) directors.

Effective as of the annual meeting of shareholders in 1997, the Board shall be divided into three classes, designated as Class I, Class II, and Class III, as nearly equal in number as possible. The initial term of office of Class I shall expire at the annual meeting of shareholders in 1998, that of Class II shall expire at the annual meeting in 1999, and that of Class III shall expire at the annual meeting in 2000, and in all cases as to each director until his or her successor shall be elected and shall qualify, or until his or her earlier resignation, removal from office, death, or incapacity.

Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified. Vacancies on the Board, for any reason, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director.

If the number of directors is changed, the Board shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided that the directors in each class shall be as nearly equal in number as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

Notwithstanding any other provisions of this Charter or the Bylaws of the Corporation (and notwithstanding that a lesser percentage may be specified by law, this Charter, or the Bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article IX, Section 1 of this Charter.

Section 2. Removal of Directors. Directors may be removed by shareholders only for cause as defined in the Tennessee General Corporation Act.

ARTICLE X

~~Shareholder Approval~~

~~The holders of shares shall have the right to approve certain business combinations as follows:~~

~~Section 1. Vote Required for Certain Business Combinations.~~

~~1A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Charter, and except as otherwise expressly provided in Section 2 of this Article X:~~

~~(i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or~~

~~(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate fair market value (as hereinafter defined) of $1,000,000 or more; or~~

~~(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $1,000,000 or more; or~~

~~(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or~~

~~(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder; or~~

Repurchase of Shares

~~(vi) any agreement, contract or other arrangement providing directly or indirectly for the foregoing;~~

The holders of shares shall have the right to approve the repurchase of the Corporation’s shares by the Corporation from certain Interested Shareholders as follows:

~~shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital~~Section 1. Vote of Shareholders Required for Certain Repurchases of Shares. The affirmative vote or consent of the holders of not less than a majority of the non-interested outstanding shares (as hereinafter defined) of stock of the Corporation entitled to vote ~~generally in the election~~in elections of directors (the “Voting Stock”), voting ~~together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.~~for the purposes of this Article X as one class, shall be required to approve any direct or indirect purchase by the Corporation of any shares of stock at a purchase price known by the Corporation to be above the Fair Market Value (as hereinafter defined and as determined on the date on which any such purchase by the Corporation occurs or is to occur) of such stock from a person who is known by the Corporation to be an Interested Shareholder (as hereinafter defined), unless such purchase is made by the Corporation pursuant to:

(a) a tender offer or exchange offer by the Corporation for some or all of the outstanding shares of such stock made on the same terms to all holders of such shares, or

~~1B. Definition of “Business Combination”. The term “Business Combination” as used in this Article X shall mean any transaction which is referred to in any one or more of clauses (i) through (vi) of paragraph 1A of this Section 1.~~

(b) an open market purchase program approved by a majority of the Continuing Directors.

Section 2. ~~When Higher Vote is Not Required. The provisions of this Article X shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Charter, if all of the conditions specified in either of the following paragraphs 2A or 2B are met:~~

~~2A. Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).~~

~~2B. Price and Procedure Requirements. All of the following conditions shall have been met:~~

~~(i) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:~~

~~(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or~~

~~(b) the Fair Market Value per Share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article X as the “Determination Date”), whichever is higher; or~~

~~(c) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to paragraph 2B(i)(b) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of Common Stock.~~

~~(ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirement of this paragraph 2B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock).~~

~~(iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder had previously paid for shares of such class of Voting Stock. If the Interested Shareholder had previously paid for shares of such class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.~~

~~(iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefore any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as~~

~~necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.~~

~~(v) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of, or in connection with, such Business Combination or otherwise.~~

~~(vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).Section 3.~~ Certain Definitions. For ~~the~~ purposes of this Article X:

~~3~~

2A. A “person” shall mean any individual, firm, corporation or other entity.

~~3~~2B. An “Interested Shareholder” shall mean any person (other than the Corporation~~,~~ or any Subsidiary~~, RBM Acquisition Company, the sole shareholder of the Corporation, or any Shareholder of RBM Acquisition Company~~) who or which:

(i) is the beneficial owner, directly or indirectly, of more than ~~10~~5% of the voting power of the outstanding Voting Stock; or

(ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ~~10~~5% or more of the voting power of the then outstanding Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph ~~3~~2B of this Section ~~3,~~2, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph ~~3~~2C of this Section ~~3,~~2, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

~~3~~2C. A person shall be a “beneficial owner” of any Voting Stock:

(i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

~~3~~2D. “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on June 1, 1985.

~~3~~2E. “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of an Interested Shareholder set forth in paragraph ~~3~~2B of this Section ~~3,~~2, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

~~3~~2F. “Continuing Director” means any member of the Board who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board.

~~3G. “Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.~~

~~3H. In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in subparagraphs 2B(i) and (ii) of Section 2 of this Article X shall include the share of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.~~

~~Section 4. Power of Majority of Continuing Directors. A majority of the Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article X, on the basis of information known to them after reasonable inquiry, (1) whether a person is an Interested Shareholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether a class of Voting Stock is Institutional Voting Stock and (5) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.~~

~~Section 5. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article X shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.~~

~~Section 6. Amendment, Repeal, Etc. Notwithstanding any other provisions of this Charter or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Charter or the Bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Article X of this Charter.~~

~~ARTICLE XI~~

~~Repurchase of Shares~~

~~The holders of shares shall have the right to approve the repurchase of the Corporation’s shares by the Corporation from certain Interested Shareholders as follows:~~

~~Section 1. Vote of Shareholders Required for Certain Repurchases of Shares. The affirmative vote or consent of the holders or not less than a majority of the non-interested outstanding shares (as hereinafter defined) of stock of the Corporation entitled to vote in elections of directors (the “Voting Stock”), voting for the purposes of this Article XI as one class, shall be required to approve any direct or indirect purchase by the Corporation of any shares of stock at a purchase price known by the Corporation to be above the Fair Market Value (as hereinafter defined and as determined on the date on which any such purchase by the Corporation occurs or is to occur) of such stock from a person who is known by the Corporation to be an Interested Shareholder (as hereinafter defined), unless such purchase is made by the Corporation pursuant to:~~

~~(a) a tender offer or exchange offer by the Corporation for some or all of the outstanding shares of such stock made on the same terms to all holders of such shares, or~~

~~(b) an open market purchase program approved by a majority of the Continuing Directors.~~

~~Section 2. Certain Definitions. For purposes of this Article XI:~~

~~2A. “Person”, “Beneficial Owner”, “Affiliate”, “Associate”, and “Subsidiary” shall have the respective meanings ascribed to such terms in Section 3 of Article X above.~~

~~2B. “Interested Shareholder” shall have the same meaning ascribed to such term in Section 3 of Article X above, except that for purposes of this Article XI all references therein to 10% shall be to 5%.~~

2~~C~~G. “Non-interested outstanding shares” are the shares of the Corporation entitled to vote in elections of directors (other than any shares beneficially owned by a person who is an Interested Shareholder) which are issued and outstanding on the record date for the determination of shareholders entitled to notice of, and to vote at, any meeting of shareholders.

2~~D~~H. “Fair Market Value” shall mean the last sale price, on the last trading day immediately preceding the date upon which the purchase of a share of the Corporation’s stock by the Corporation occurs or is to occur, as such last sale price may be reported by the National Association of Securities Dealers, Inc. Automated Quotations National Market System or any system then in use, or if such stock is listed on a National Securities Exchange, the highest closing sale price on the day in question, of a share of such stock on such exchange, or if no such quotations are available, the fair market value on the day in question of a share of such stock as determined by the Board in good faith.

Section 3. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article ~~XI~~X shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

Section 4. Determinations by the Board. The Board shall have the power and duty to determine, for purposes of this Article ~~XI~~X, on the basis of information known to such Board after reasonable inquiry:

(a) the number of shares of stock of the Corporation beneficially owned by any person;

(b) whether a person is an Interested Shareholder;

(c) the number of non-interested outstanding shares on the record date for any shareholders’ meeting;

(d) whether a person is an Affiliate or Associate of another;

(e) whether Section 1 of this Article ~~XI~~X is or has become applicable with respect to a proposed purchase of shares by the Corporation; and

(f) if so, the Fair Market Value of such shares and whether the purchase price thereof is above such Fair Market Value.

Any such determination made in good faith shall be conclusive and binding for all purposes of this Article ~~XI~~X. For the purposes of determining whether a person is an Interested Shareholder and determining the number of non-interested outstanding shares, the number of shares of stock of the Corporation deemed to be outstanding and entitled to vote in elections of Directors shall include shares deemed beneficially owned by such Interested Shareholder through application of clauses (i), (ii) or (iii) of paragraph ~~3~~2B of Section ~~3~~2 of this Article X ~~above~~ but shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

Section 5. Amendment, Repeal, Etc. The provisions of this Article ~~XI~~X may not be amended, modified or repealed unless authorized and approved by the affirmative vote of the holders of not less than a majority of the non-interested outstanding shares of stock of the Corporation entitled to vote in elections of directors, voting as one class.

ARTICLE ~~XII~~XI

Indemnification

The Corporation shall have the authority and right to indemnify and hold harmless its officers, directors, employees, and agents from and against any claim, liability, loss, or expense (including attorney’s fees) with respect to which such indemnification is permitted under the applicable provisions of the Tennessee General Corporation Act, the Bylaws of the Corporation, or any duly adopted resolution of the Board or shareholders; provided, however, that absent any limitation or modification set forth in the Bylaws or any resolution, this Article ~~XII~~XI shall require the Corporation to indemnify and hold harmless its officers, directors, employees and agents to the fullest extent permitted under the applicable provisions of the Tennessee General Corporation Act. Such right of indemnification shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled apart from this provision.

ARTICLE ~~XIII~~XII

Bylaws

The Board shall have power to make, alter, amend and repeal the Bylaws (except so far as the Bylaws adopted by the shareholders shall otherwise provide). Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the Board or by the shareholders. ~~Notwithstanding the foregoing and anything contained in this Charter to the contrary, Article II of the Bylaws relating to action taken at annual and special meetings of shareholders, cannot be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in this Charter to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article XIII.~~

ARTICLE ~~XIV~~XIII

Special Meeting of Shareholders

No special meeting of shareholders shall be held upon the demand of shareholders of the Corporation unless the holders of at least twenty-five percent (25%) of all the votes entitled to be cast on each issue proposed to be considered at the special meeting shall have signed, dated, and delivered to the Corporation’s Secretary one or more written demands for the meeting describing the purpose of purposes for which it is to be held.

Instructions for Voting Your Proxy

You have three ways to vote your shares:

Through the Internet By Telephone (using a touch-tone telephone) By Mail ( traditional method)

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week. Regardless of which method you choose, your shares will be voted as you direct.

IN TERNET VOTING Available only until 5:00 p.m. Eastern time on December 7, 2005

Visit our Internet voting website at http://proxy.georgeson.com

Have your proxy card ready and follow the instructions on your screen

You will incur only your usual Internet charges.

TELEPHONE VOTING Available only until 5:00 p.m. Eastern time on December 7, 2005

This method of voting is available for residents of the U.S. and Canada

On a touch-tone telephone, call TOLL FREE 1-800-790-3272, 24 hours a day, 7 days a week

Have your proxy card ready, then follow these instructions:

OPTION 1: To vote as the Board of Directors recommends on items 1 through 6, press 1 OPTION 2: If you choose to vote on each director nominee or each Item separately, press 2

VOTING BY MAIL

Simply mark, sign and date your proxy card and return it in the postage-paid envelope

If you are voting by Internet or the telephone, please do not mail your proxy card

Our Annual Meeting of Shareholders will be held at 9:00 a.m. Central Standard Time on December 8, 2005 at the Company’s corporate offices located at 750 Lakeshore Parkway, Birmingham, Alabama.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

Please mark votes as in this example.

THIS PROXY SHALL BE VOTED AS DIRECTED, IN THE ABSENCE OF A CONTRARY DIRECTION, IT SHALL BE VOTED “FOR” ITEMS 1, 2, AND 3 AND “AGAINST” ITEMS 4, 5, AND 6, AND THE PROXIES MAY VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ADJOURNMENT THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, AND 3 Item1. ELECTION OF DIRECTORS: WITHHOLD

FOR al l AUTHORITY to

CLASS II (term expiring in 2008): nominees vote for all

listed nominees listed

Michael S. Gross, Nora P. McAniff, and Stephen I. Sadove

FOR, except vote withheld from the following nominee(s):

Item 2. PROPOSAL TO RATIFY THE APPOINTMENT OF FOR AGAINST ABSTAIN

PRICEWATERHOUSECOOPERS LLP as the in dependent registered public accounting firm of the Company

Item 3. PROPOSAL TO APPROVE AN AMENDMENT TO FOR AGAINST ABSTAIN

THE COMPANY’S AMENDED AND RESTATED CHARTER to eliminate specified supermajority voting requirements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS 3, 4, AND 6

FOR AGAINST ABSTAIN Item4. PROPOSAL BY A SHAREHOLDER—Classified Board.

Item 5. PROPOSAL BY A SHAREHOLDER— FOR AGAINST ABSTAIN

Cumulative Voting in the Election of Directors.

Item 6. PROPOSAL BY A SHAREHOLDER— FOR AGAINST ABSTAIN

Director-Election Vote Standard.

In their discretion, the Proxies are authorized to vote upon such other business or matters (none known at the time of solicitation of this Proxy Card) as may properly come before the meeting and any adjournment thereof.

The undersigned acknowledges receipt of Notice of said Annual Meeting and hereby revokes all proxies heretofore given by the undersigned for said Annual Meeting.

DATE:

, 2005

Signature of Sha reholder

(Signature of Shareholder (if held jointly))

PLEASE DATE THIS PROXY AND SIGN YOUR NAME OR NAMES EXACTLY AS SHOWN HEREON. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE SIGN YOUR FULL TITLE AS SUCH. IF THERE ARE MORE THAN ONE TRUSTEE, OR JOINT OWNERS, ALL MUST SIGN. PLEASE RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

750 Lakeshore Parkway Birmingham, Alabama 35211

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, DECEMBER 8, 2005 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

R. Brad Martin and Julia A. Bentley, or either of them with full power of substitution, are hereby authorized to represent and vote all the shares of common stock held of record by the undersigned on October 7, 2005 at the Annual Meeting of Shareholders of Saks Incorporated to be held on December 8, 2005, at 9:00 a.m., Central Standard Time, or any adjournment thereof, with all powers which the undersigned would possess if personally present, in the following manner.

PROXY

(Please sign and date the reverse side of this Proxy Card)

SEE REVERSE SIDE